UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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DOLBY LABORATORIES, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

(415) 558-0200

December 24, 2009

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Dolby Laboratories, Inc. that will be held on February 9, 2010 at 10:30 a.m. Pacific Standard Time at our offices located at 100 Potrero Avenue, San Francisco, CA 94103-4813. The accompanying Notice of Annual Meeting, Proxy Statement and form of proxy card or written voting instruction form are being distributed to you on or about December 24, 2009.

We are pleased to be furnishing proxy materials to stockholders primarily over the internet. We believe that this process expedites stockholders’ receipt of proxy materials, lowers the costs of our Annual Meeting and conserves natural resources. On December 24, 2009, we mailed our stockholders a notice which includes instructions on how to access our Proxy Statement and 2009 Annual Report and how to vote online. The notice also includes instructions on how you can receive a paper copy of your annual meeting materials, including the Notice of Annual Meeting, Proxy Statement and written voting instruction form. If you elected to receive your annual meeting materials by mail, the Notice of Annual Meeting, Proxy Statement and proxy card or written voting instruction form from our Board of Directors were enclosed. If you elected to receive your annual meeting materials via e-mail, the e-mail contains voting instructions and internet links to the Annual Report and the Proxy Statement, both of which are available at http://investor.dolby.com/annuals.cfm.

Details regarding admission to the Annual Meeting of Stockholders and the business to be conducted are described in the accompanying Notice of Annual Meeting and Proxy Statement. A copy of our 2009 Annual Report to Stockholders is included with the Proxy Statement.

Your vote is important. Whether or not you plan to attend the Annual Meeting of Stockholders, we hope you will vote as soon as possible. You may vote over the internet, by telephone or by mailing a proxy or voting instruction form. Voting over the internet, by telephone, by written proxy or by written voting instruction form will ensure your representation at the Annual Meeting of Stockholders regardless of whether or not you attend in person. Please review the instructions on the proxy or voting instruction form regarding each of these voting options.

Thank you for your ongoing support of Dolby Laboratories, Inc.

Sincerely yours,

Kevin Yeaman
President and Chief Executive Officer

DOLBY LABORATORIES, INC.

Notice of Annual Meeting of Stockholders

to be held on February 9, 2010

To the Stockholders of Dolby Laboratories, Inc.:

The Annual Meeting of Stockholders (the “Annual Meeting”) of Dolby Laboratories, Inc., a Delaware corporation (the “Company”), will be held at the Company’s executive offices located at 100 Potrero Avenue, San Francisco, CA 94103-4813 on Tuesday, February 9, 2010 at 10:30 a.m. Pacific Standard Time for the following purposes:

1.	To elect nine directors to serve until the 2011 Annual Meeting of Stockholders or until their successors are duly elected and qualified;

2.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the Company’s fiscal year ending September 24, 2010; and

3.	To transact such other business as may properly come before the Annual Meeting and any postponement, adjournment or continuations of the Annual Meeting.

The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice. We are not aware of any other business to come before the Annual Meeting.

Only stockholders of record as of the close of business on December 11, 2009 and their proxies are entitled to notice of and to vote at the Annual Meeting and any postponements, adjournments or continuations thereof.

All stockholders are cordially invited to attend the Annual Meeting in person. Any stockholder attending the Annual Meeting may vote in person even if the stockholder returned a proxy. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the Annual Meeting, you must obtain a proxy issued in your name from the record holder giving you the right to vote the shares. You will need to bring proof of ownership of Company stock to enter the Annual Meeting.

By Order of the Board of Directors

Mark Anderson

Secretary

December 24, 2009

WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, WE ENCOURAGE YOU TO READ THIS PROXY STATEMENT AND SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS AS PROMPTLY AS POSSIBLE IN ORDER TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING. YOU MAY SUBMIT YOUR PROXY OR VOTING INSTRUCTIONS FOR THE ANNUAL MEETING BY COMPLETING, SIGNING, DATING AND RETURNING YOUR PROXY OR VOTING INSTRUCTION FORM IN THE PRE-ADDRESSED ENVELOPE PROVIDED, OR, IN MOST CASES, BY USING THE TELEPHONE OR THE INTERNET. FOR SPECIFIC INSTRUCTIONS ON HOW TO VOTE YOUR SHARES, PLEASE REFER TO THE SECTION ENTITLED “QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND THE ANNUAL MEETING” IN THIS PROXY STATEMENT AND THE INSTRUCTIONS ON THE PROXY OR VOTING INSTRUCTION FORM. EVEN IF YOU HAVE GIVEN YOUR PROXY, YOU MAY STILL VOTE IN PERSON IF YOU ATTEND THE ANNUAL MEETING. PLEASE NOTE, HOWEVER, THAT IF YOUR SHARES ARE HELD OF RECORD BY A BROKER, BANK OR OTHER NOMINEE AND YOU WISH TO VOTE AT THE ANNUAL MEETING, YOU MUST OBTAIN A PROXY ISSUED IN YOUR NAME FROM THE RECORD HOLDER.

Dolby Laboratories, Inc.

100 Potrero Avenue

San Francisco, CA 94103-4813

(415) 558-0200

PROXY STATEMENT

The Board of Directors (“Board”) of Dolby Laboratories, Inc., a Delaware corporation (“we,” “us,” “Dolby” or the “Company”), is soliciting proxies in the accompanying form to be used at the Annual Meeting of Stockholders of the Company to be held at the Company’s executive offices located at 100 Potrero Avenue, San Francisco, CA 94103-4813 on Tuesday, February 9, 2010 at 10:30 a.m. Pacific Standard Time and any postponement, adjournment or continuation thereof (the “Annual Meeting”).

This Proxy Statement and the accompanying notice and form of proxy are first being mailed to stockholders on or about December 24, 2009.

INTERNET AVAILABILITY OF PROXY MATERIALS

We are furnishing proxy materials to our stockholders primarily via the internet. On December 24, 2009, we mailed to our stockholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our Proxy Statement and our Annual Report. The Notice of Internet Availability also instructs you on how to access your voting instructions to be able to vote through the internet or by telephone. Other stockholders, in accordance with their prior requests, have received e-mail notification of how to access our proxy materials and vote via the internet, or have been mailed paper copies of our proxy materials and a proxy card or voting instruction form.

Internet distribution of our proxy materials helps to expedite receipt by stockholders, lowers the cost of the Annual Meeting and conserves natural resources. However, if you would prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability. If you have previously elected to receive our proxy materials electronically, you will continue to receive these materials via e-mail unless you elect otherwise.

QUESTIONS AND ANSWERS ABOUT

THE PROXY MATERIALS AND THE ANNUAL MEETING

What proposals will be voted on at the Annual Meeting?

Two proposals will be voted on at the Annual Meeting:

•	The election of directors; and

•	The ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 24, 2010.

What are the Board’s recommendations?

Our Board unanimously recommends that you vote:

•	“FOR” election of each of the nominated directors; and

•	“FOR” ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for our fiscal year ending September 24, 2010.

Will there be any other items of business on the agenda?

We do not expect any other items of business because the deadline for stockholder proposals and nominations has already passed. Nonetheless, in case there is an unforeseen need, the accompanying proxy gives discretionary authority to the persons named on the proxy with respect to any other matters that might be brought before the Annual Meeting. Those persons intend to vote that proxy in accordance with their best judgment.

Who is entitled to vote?

Stockholders of record at the close of business on December 11, 2009 (the “Record Date”) may vote at the Annual Meeting. As of the close of business on the Record Date, there were 53,930,129 shares of our Class A Common Stock outstanding and 60,376,165 shares of our Class B Common Stock outstanding. Each share of Class A Common Stock is entitled to one vote, and each share of Class B Common Stock is entitled to ten votes, on all matters being considered at the Annual Meeting. Each holder of our Class A Common Stock is entitled to one vote for each share of Class A Common Stock held as of the Record Date, and each holder of our Class B Common Stock is entitled to ten votes for each share of Class B Common Stock held as of the Record Date. The Class A Common Stock and Class B Common Stock vote as a single class on all matters described in these proxy materials for which your vote is being solicited.

We refer to our Class A Common Stock and our Class B Common Stock collectively as our “Common Stock”. As of the Record Date, holders of Common Stock are eligible to cast an aggregate of 657,691,779 votes at the Annual Meeting.

What constitutes a quorum?

The presence at the Annual Meeting, in person or by proxy, of the holders of a majority of the voting power of the Common Stock outstanding on the Record Date will constitute a quorum. Both abstentions and broker non-votes (as discussed under “How are votes counted?”) are counted for the purpose of determining the presence of a quorum.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?

Stockholder of Record. If your shares are registered directly in your name with Dolby’s transfer agent, Computershare Trust Company, N.A., you are considered, with respect to those shares, the “stockholder of record”. Dolby sent directly to stockholders of record the Proxy Statement, Annual Report and proxy card.

Beneficial Owner. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the “beneficial owner” of shares held in street name. Your broker, bank or nominee, who is considered with respect to those shares the stockholder of record, forwarded the Notice of Internet Availability of the Proxy Statement, Annual Report and voting instruction form to you. As the beneficial owner, you have the right to direct your broker, bank or nominee how to vote your shares by completing the voting instruction form.

How do I vote?

You may vote using any of the following methods:

•

By Mail—Stockholders of record of Common Stock may submit proxies by completing, signing and dating their proxy cards and mailing them in the accompanying pre-addressed envelopes. If you return your signed proxy but do not indicate your voting preferences, your shares will be voted on your behalf “FOR” the election of the director nominees and “FOR” the ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010. Dolby stockholders who hold shares beneficially in street name may provide voting instructions by mail by completing, signing and dating the voting instruction forms provided by their brokers, banks or other nominees and mailing them in the accompanying pre-addressed envelopes.

•

By Internet—Stockholders of record of Common Stock with internet access may submit proxies by following the internet voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name may provide voting instructions by accessing the website specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for internet voting availability. Please be aware that if you submit voting instructions over the internet, you may incur costs such as telephone and internet access charges for which you will be responsible.

•

By Telephone—Stockholders of record of Common Stock who live in the United States or Canada may submit proxies by following the telephone voting instructions on their proxy cards. Most Dolby stockholders who hold shares beneficially in street name and live in the United States or Canada may provide voting instructions by telephone by calling the number specified on the voting instruction forms provided by their brokers, banks or nominees. Please check the voting instruction form for telephone voting availability.

•

In person at the Annual Meeting—Shares held in your name as the stockholder of record may be voted in person at the Annual Meeting. Shares held beneficially in street name may be voted in person only if you obtain a legal proxy from the broker, bank or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the Annual Meeting, we recommend that you also submit your proxy or voting instructions by mail, telephone, or the internet so that your vote will be counted if you later decide not to attend the Annual Meeting.

Can I change my vote or revoke my proxy?

If you are a stockholder of record, you may revoke your proxy at any time prior to the vote at the Annual Meeting. If you submitted your proxy by mail, you must file with the Secretary of the Company a written notice of revocation or deliver, prior to the vote at the Annual Meeting, a valid, later-dated proxy. If you submitted your proxy by telephone or the internet, you may revoke your proxy with a later telephone or internet proxy, as the case may be. Attendance at the Annual Meeting will not have the effect of revoking a proxy unless you give written notice of revocation to the Secretary before the proxy is exercised or you vote by written ballot at the Annual Meeting. If you are a beneficial owner, you may change your vote by submitting new voting instructions to your broker, bank or nominee, or, if you have obtained a legal proxy from your broker, bank or nominee giving you the right to vote your shares, by attending the meeting and voting in person.

What vote is required to approve each item?

In the election of directors (Proposal 1), the nine persons receiving the highest number of “FOR” votes at the Annual Meeting will be elected. The ratification of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 24, 2010 (Proposal 2) requires the affirmative “FOR” vote of a majority of the voting power of the shares present and entitled to vote on the proposal at the Annual Meeting in person or by proxy.

How are votes counted?

In the election of directors (Proposal 1), you may vote “FOR” all of the nominees or your vote may be “WITHHELD” with respect to one or more of the nominees. Abstentions or broker non-votes will not affect the outcome of the election. You may vote “FOR,” “AGAINST” or “ABSTAIN” on the proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010 (Proposal 2). If you “ABSTAIN,” the abstention has the same effect as a vote “AGAINST” Proposal 2. Broker non-votes are not included in the tabulation of the voting results on this proposal. If you provide specific instructions, your shares will be voted as you instruct. If you sign your proxy card with no further instructions, your shares will be voted in accordance with the recommendations of the Board.

The Board recommends you vote:

•	“FOR” all of the nominees to the Board;

•	“FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010; and

•	In the discretion of the proxy holders on any other matters that properly come before the Annual Meeting.

If you hold your shares beneficially in street name and do not provide your broker or nominee with voting instructions, your shares may constitute “broker non-votes”. When a proposal is not a “routine” matter and the brokerage firm has not received voting instructions from the beneficial owner of the shares with respect to that proposal, the brokerage firm cannot vote the shares on that proposal. This is called a “broker non-vote.” The election of directors (Proposal 1) is not considered a “routine” matter, but the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm (Proposal 2) is considered a “routine” matter. In tabulating the voting results for any particular proposal, shares that constitute broker non-votes are not considered entitled to vote on that proposal. Thus, broker non-votes would be counted for the purpose of determining a quorum, but will not affect the outcome of any other matter being voted on at the Annual Meeting.

Is cumulative voting permitted for the election of directors?

No; the Company’s Bylaws do not permit cumulative voting at any election of directors.

How are proxies solicited?

The costs and expenses of soliciting proxies from stockholders will be paid by the Company. Employees, officers and directors of the Company may solicit proxies. In addition, we will reimburse brokerage houses and other custodians, nominees and fiduciaries for their reasonable out-of-pocket expenses for forwarding proxy and solicitation material to the beneficial owners of Common Stock.

What is the deadline for stockholder proposals for the 2011 Annual Meeting?

The deadline for submitting a stockholder proposal for inclusion in the Company’s proxy statement and form of proxy for the Company’s 2011 Annual Meeting of Stockholders pursuant to Rule 14a-8 of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), is August 26, 2010.

In addition, our Bylaws contain additional advance notice requirements for stockholders who wish to present certain matters before an annual meeting of stockholders.

Advance Notice of Director Nominations—In general, nominations for the election of directors may be made (1) by or at the discretion of the Board or (2) by any stockholder of the Company who (a) was a stockholder of record at the time of the giving of the notice provided for in the Company’s Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to the Secretary of the Company within the Notice Period (as defined below) containing specified information concerning the nominees and concerning the stockholder proposing such nominations. If a stockholder wishes only to recommend a candidate for consideration by the Nominating and Governance Committee as a potential nominee for the Company’s Board, see the procedures discussed in “Corporate Governance Matters—Policy for Director Recommendations and Nominations”.

Advance Notice of Other Business—The Company’s Bylaws also provide that the only business that may be conducted at an annual meeting is business that is (1) specified in the notice of meeting given by or at the direction of the Board, (2) properly brought before the meeting by or at the direction of the Board, or (3) a proper matter for stockholder action pursuant to the Bylaws and under Delaware law properly brought before the meeting by any stockholder who (a) is a stockholder of record at the time of the giving of the notice provided for in the Company’s Bylaws and on the record date for the determination of stockholders entitled to vote at the annual meeting and (b) has complied with the notice procedures set forth in the Bylaws, including the delivery of written notice in proper form to the Secretary of the Company within the Notice Period containing specified information concerning the matters to be brought before such meeting and concerning the stockholder proposing such matters.

The “Notice Period” is defined as that period not later than the 45th day nor earlier than the 75th day before the one-year anniversary of the date on which the Company first mailed its proxy materials or a notice of availability of proxy materials (whichever is earlier) for the preceding year’s annual meeting. If no annual meeting was held in the previous year or the annual meeting is advanced by more than 30 days prior to or delayed by more than 60 days after the one-year anniversary of the date of the previous years’ annual meeting, then the stockholder’s notice must be received no earlier than the close of business on the 120th day prior to such annual meeting and not later than the close of business on the later of (i) the 90th day prior to such annual meeting or (ii) the tenth day following the day on which Public Announcement (as defined below) of the date of the meeting was first made. “Public Announcement” shall mean disclosure in a press release reported by the Dow Jones New Service, Associated Press or a comparable national news service or in a document publicly filed by the Company with the Securities and Exchange Commission (“SEC”) pursuant to Section 13, 14 or 15(d) of the Exchange Act. The Notice Period for the 2011 annual stockholder meeting will start on October 10, 2010 and end on November 9, 2010.

If a stockholder who has notified the Company of his or her intention to present a proposal at an annual meeting does not appear to present his or her proposal at such meeting, the Company need not present the proposal for vote at the meeting.

A copy of the full text of the Bylaw provisions discussed above may be obtained by writing to the Secretary of the Company. All notices of proposals by stockholders, whether or not included in the Company’s proxy materials, should be sent to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813, Attention: Corporate Secretary.

Date of Our Fiscal Year End.

This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and additional information about Dolby and its executive officers and directors. Some of the information is provided as of the end of our 2007, 2008 or 2009 fiscal years and some information is provided as of a more current date. Each of our fiscal years ends on the last Friday of September. Our 2007 fiscal year ended on September 28, 2007, our 2008 fiscal year ended on September 26, 2008, our 2009 fiscal year ended on September 25, 2009 and our 2010 fiscal year ends on September 24, 2010.

PROPOSAL 1

ELECTION OF DIRECTORS

Nominees

The Board proposes the election of nine directors of the Company, each to serve until the next annual meeting of stockholders or until his successor is duly elected and qualified. All of the nominees have been recommended for nomination by the Nominating and Governance Committee and all of them are currently serving as directors of the Company. All nominees were elected by the stockholders at last year’s annual meeting, except for Nicholas Donatiello, Jr., Avadis Tevanian, Jr. and Kevin Yeaman. Mr. Gotcher identified Mr. Donatiello and Mr. Siboni identified Dr. Tevanian as potential candidates for director positions. Following an extensive interview process, the Nominating and Governance Committee recommended Mr. Donatiello’s and Dr. Tevanian’s nominations to the Board and the Board appointed Mr. Donatiello and Dr. Tevanian to the Board on February 24, 2009. The Succession Committee recommended that Mr. Yeaman be nominated to the Board in connection with his appointment as President and Chief Executive Officer of the Company. The Nominating and Governance Committee, in turn, recommended Mr. Yeaman’s nomination to the Board and the Board appointed Mr. Yeaman to the Board effective March 28, 2009. As part of the foregoing process, the Nominating and Governance Committee retained Heidrick & Struggles International, Inc., an independent third-party search firm, to identify and evaluate director candidates.

Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unavailable to serve. If any nominee is unable or declines to serve as director at the time of the Annual Meeting, an event that the Company does not currently anticipate, proxies will be voted for any nominee designated by the Board to fill the vacancy. Unless otherwise instructed, the proxy holders will vote the proxies received by them “FOR” the nominees named below.

Information Regarding the Nominees

Names of the nominees and certain biographical information about them as of the Record Date are set forth below:

Name	Age	Position with the Company	Director Since
Ray Dolby	76	Founder and Director	1967
Kevin Yeaman (1)	43	President, Chief Executive Officer and Director	2009
Peter Gotcher	50	Executive Chairman of the Board of Directors	2003
Nicholas Donatiello, Jr. (2)	49	Director	2009
Ted W. Hall (1)(2)(3)(4)	61	Director	2007
Bill Jasper	62	Director	2003
Sanford Robertson (3)(4)	78	Director	2003
Roger Siboni (2)(3)	55	Director	2004
Avadis Tevanian, Jr. (4)	48	Director	2009

(1)	Member of the Stock Plan Committee
(2)	Member of the Compensation Committee
(3)	Member of the Audit Committee
(4)	Member of the Nominating and Governance Committee

Ray Dolby, founder and director of Dolby Laboratories, was born in Portland, Oregon and grew up on the San Francisco peninsula and has served as a director since 1967. From 1949 through 1952 he worked on audio and instrumentation projects at Ampex Corporation, where from 1952 through 1957, as a student, he was mainly responsible for the development of the electronic aspects of the Ampex video tape recording system. He received his B.S. in electrical engineering from Stanford University in 1957 and, as a Marshall Scholar, left Ampex to pursue further studies at Cambridge University in England. He received a Ph.D. degree in physics from Cambridge in 1961.

In 1963, he took up a two year appointment as a United Nations technical advisor in India, then returned to England in 1965 to found Dolby Laboratories in London. In 1976 he established further offices, laboratories and manufacturing facilities in California. He holds more than 50 U.S. patents and has written papers on video tape recording, long wavelength X-ray analysis and noise reduction.

Honors and Awards—Audio Engineering Society: Fellow and Past President; Silver Medal; Gold Medal. British Kinematograph Sound and Television Society: Fellow; Science and Technology Award. Society of Motion Picture and Television Engineers: Fellow; Samuel L. Warner Memorial Award; Alexander M. Poniatoff Gold Medal; Progress Medal; Honorary Member. Academy of Motion Picture Arts and Sciences: Science and Engineering Award; “Oscar” Award. National Academy of Television Arts and Sciences: “Emmy” Award. National Academy of Recording Arts and Sciences: “Grammy” Award. United States: National Medal of Technology. United Kingdom: Honorary O.B.E.

Kevin Yeaman became our President and Chief Executive Officer in March 2009 and has been a member of the Board since he assumed the role of Chief Executive Officer. He joined Dolby as the Chief Financial Officer and Vice President in October 2005, was appointed Senior Vice President in November 2006 and Executive Vice President in July 2007. Prior to joining Dolby, he worked for seven years at E.piphany, Inc., a publicly traded enterprise software company, most recently as the chief financial officer from August 1999 to October 2005. Previously, Mr. Yeaman also served as Worldwide Vice President of Field Finance Operations for Informix Software, Inc., a provider of relational database software from February 1998 to August 1998. From September 1988 to February 1998, Mr. Yeaman served in Silicon Valley and London in various positions at KPMG LLP, an accounting firm, serving most recently as a senior manager. Mr. Yeaman holds a B.S. degree in commerce from Santa Clara University.

Peter Gotcher has served as a director since June 2003 and as Executive Chairman of the Board of Directors since March 2009. Mr. Gotcher is an independent investor. Mr. Gotcher was a venture partner with Redpoint Ventures, a private investment firm, from September 1999 to January 2003. Prior to joining Redpoint Ventures, Mr. Gotcher was a venture partner with Institutional Venture Partners, a private investment firm, from 1997 to September 1999. Prior to joining Institutional Venture Partners, Mr. Gotcher founded and served as the president, chief executive officer and chairman of the board of Digidesign from 1984 to 1995. Digidesign was acquired by Avid Technology, a media software company, in 1995 and Mr. Gotcher served as the general manager of Digidesign and executive vice president of Avid Technology from January 1995 to May 1996. Mr. Gotcher serves on the boards of directors of several private companies. Mr. Gotcher holds a B.A. degree in English literature from the University of California at Berkeley.

Nicholas Donatiello, Jr. has served as a director since February 2009. Mr. Donatiello has been the President and CEO of Odyssey Ventures, Inc. since September 1993. Prior to founding Odyssey, he was Press Secretary and Campaign Manager for U.S. Senator Bill Bradley and a consultant at McKinsey & Company. Mr. Donatiello is a director of three of the American Funds managed by Capital Research and Management. He is also a director of Classmates Media Corporation, a wholly owned subsidiary of United Online, as well as a number of other private companies. In addition, Mr. Donatiello served as chairman of the board of Northern California Public Broadcasting, Inc. from 2006 through 2008. Mr. Donatiello holds a B.S.E. degree in systems engineering from Princeton University and an M.B.A. degree from Stanford University.

Ted W. Hall has served as a director since February 2007. Mr. Hall has been the General Partner of Long Meadow Ranch and President of the associated Long Meadow Ranch Winery in Napa Valley since 1994. From 1998 to 2007 Mr. Hall served as Chairman of Tambourine, Inc., a specialty music production and distribution company. He has been the Managing Director of Mayacamas Associates, his own consulting firm, since 2000.

From 1972 to 2000 Mr. Hall served in a variety of senior leadership roles at McKinsey & Company, a leading global consulting firm, including as an elected member of the McKinsey shareholder committee, which is McKinsey’s board of directors, from 1988 to 2000. Mr. Hall is a former Chairman of the Board of The Robert Mondavi Corporation, a global producer of fine wines, and has served on the boards of directors of a wide variety of educational and civic organizations, including the Stanford Business School’s Advisory Council and the San Francisco Symphony. Mr. Hall also serves on the board of directors of Williams-Sonoma, Inc. and Peet’s Coffee & Tea, Inc. A former professional trombonist and record producer, Mr. Hall is a voting member of the National Academy of Recording Arts & Sciences. Mr. Hall holds a B.S.E. degree in electrical engineering from Princeton University and a M.B.A. from Stanford University.

Bill Jasper has served as a director since June 2003. Mr. Jasper joined Dolby in February 1979 as Chief Financial Officer and retired as President and Chief Executive Officer in March 2009. Mr. Jasper served in a variety of positions prior to becoming President in May 1983, including as our Vice President, Finance and Administration and Executive Vice President. Mr. Jasper is a member of the Audio Engineering Society, the Society of Motion Picture and Television Engineers and an at-large member of the Academy of Motion Picture Arts and Sciences. Mr. Jasper holds a B.S. degree in industrial engineering from Stanford University and a M.B.A. from the University of California at Berkeley.

Sanford Robertson has served as a director since June 2003. Mr. Robertson has been a partner of Francisco Partners, a technology buyout fund, since 1999. Prior to founding Francisco Partners, Mr. Robertson was the founder and chairman of Robertson, Stephens & Co., a technology investment bank formed in 1978 and sold to BankBoston in 1998. Since the sale, Mr. Robertson has been a technology investor and advisor to several technology companies. Mr. Robertson was also the founder of Robertson, Colman, Siebel & Weisel, later renamed Montgomery Securities, another technology investment bank. Mr. Robertson also serves on the boards of directors of Pain Therapeutics, Inc. and salesforce.com. Mr. Robertson holds a B.B.A. and a M.B.A. from the University of Michigan.

Roger Siboni has served as a director since July 2004. Mr. Siboni served as the chairman of the board of directors of E.piphany, Inc., a provider of customer interaction software, from December 1999 until E.piphany, Inc. was acquired by SSA Global Technologies, Inc. in September 2005. Mr. Siboni also served as president and chief executive officer of E.piphany from August 1998 to July 2003. From July 1996 to August 1998, Mr. Siboni was deputy chairman and chief operating officer of KPMG Peat Marwick LLP, a member firm of KPMG International, an accounting and consulting firm. From July 1993 to June 1996, Mr. Siboni was managing partner of the KPMG Peat Marwick LLP’s information, communication and entertainment practice. Mr. Siboni also serves on the board of directors of Cadence Design Systems, ArcSight, Inc. and infoGROUP, Inc. Mr. Siboni holds a B.S. degree in business administration from the University of California at Berkeley.

Avadis Tevanian, Jr. has served as a director since February 2009. Dr. Tevanian is the former Software Chief Technology Officer of Apple Inc. As Software CTO, Dr. Tevanian focused on setting company-wide software technology direction for Apple. Prior to his tenure as Software CTO, Dr. Tevanian was Senior Vice President of Software at Apple, a role he took on when Apple acquired NeXT, Inc. in 1997. As Senior Vice President of Software, Dr. Tevanian led the software engineering team responsible for the creation of Mac OS X and worked as part of Apple’s executive team. Before joining Apple, he was Vice President of Engineering at NeXT, Inc. and was responsible for managing NeXT’s engineering department. Dr. Tevanian started his professional career at Carnegie Mellon University, where he was a principal designer and engineer of the Mach operating system upon which Nextstep, and now OS X, is based. He holds a B.A. degree in mathematics from the University of Rochester and M.S. and Ph.D. degrees in computer science from Carnegie Mellon University.

There are no family relationships among any of our directors and executive officers. Our Bylaws permit our Board to establish by resolution the authorized number of directors, and nine directors are currently authorized. Our Board currently consists of nine members.

See “Corporate Governance Matters” and “Executive Compensation—Compensation of Directors” for additional information regarding the Board.

The Board recommends a vote “FOR” the election of each of the nominees set forth above.

CORPORATE GOVERNANCE MATTERS

Board Meetings and Committees

The Board held eight meetings during fiscal 2009. Each of our directors attended at least 75% of the aggregate number of meetings held by the Board and of the committees on which such director served during fiscal 2009.

The standing committees of our Board consist of an Audit Committee, a Compensation Committee, a Nominating and Governance Committee and a Stock Plan Committee, each of which has the composition and responsibilities described below. Each standing committee of the Board acts pursuant to a written charter approved by the Board, which charters are available on the Company’s website at http://www.dolby.com—“About Us”—“Investors”—“Corporate Governance” or in print by contacting Investor Relations at our principal executive offices. Our Board also has convened, and may in the future convene, ad hoc committees of the Board from time to time as it deems necessary or advisable.

The non-management members of the Board also meet in executive session without management present on a regular basis. The chairmen of the Audit, Compensation, and Nominating and Governance Committees rotate as Presiding Director of these executive sessions on an annual basis. Roger Siboni, the chairman of the Audit Committee, is the Presiding Director until January 2010, then the chairman of the Compensation Committee, currently Ted W. Hall, will act as the Presiding Director until January 2011, at which time the chairman of the Nominating and Governance Committee, currently Sanford Robertson, will act as the Presiding Director until January 2012.

Audit Committee

The current members of the Audit Committee are Ted W. Hall, Sanford Robertson and Roger Siboni, each of whom is a non-employee member of our Board. Peter Gotcher served as a member of the Audit Committee through February 24, 2009, when he was appointed Executive Chairman of the Board of Directors. Mr. Siboni is the chairman of our Audit Committee. The Audit Committee held seven meetings during fiscal 2009. Our Board has determined that each member of our Audit Committee meets the requirements for independence under the current requirements of the New York Stock Exchange (“NYSE”) and the SEC rules and regulations. The Board also has determined that each of Messrs. Hall, Robertson and Siboni meet the requirements for financial literacy under the applicable rules and regulations of the NYSE and SEC, and are “audit committee financial experts” as defined in SEC rules. The Audit Committee is responsible for, among other things:

•	Monitoring the integrity of our financial statements and our compliance with legal and regulatory requirements as they relate to financial statements or accounting matters;

•	Selecting and hiring our independent auditors, and approving the audit and non-audit services to be performed by our independent auditors;

•	Evaluating the qualifications, performance and independence of our independent auditors;

•	Evaluating the performance of our internal audit function;

•	Reviewing the adequacy and effectiveness of our control policies and procedures;

•	Acting as our Qualified Legal Compliance Committee (“QLCC”);

•	As appropriate, reviewing, approving or ratifying related person transactions in accordance with our Related Person Transaction Policy; and

•	Preparing the Audit Committee report that the SEC requires in our annual Proxy Statement.

The Board designated the Audit Committee to act as the Company’s QLCC. The QLCC was created to review any report made directly, or otherwise made known, to the QLCC by attorneys employed or retained by the Company or its subsidiaries of a material violation of U.S. federal or state securities law or similar U.S. federal or state law. The QLCC may receive, consider and investigate reports, retain material experts or counsel to assist or advise them and make recommendations of an appropriate response. The QLCC may notify the SEC of any material violation.

The report of the Audit Committee is included in this Proxy Statement.

Nominating and Governance Committee

The current members of the Nominating and Governance Committee are Ted W. Hall, Sanford Robertson and Avadis Tevanian, each of whom is a non-employee member of our Board. Peter Gotcher served as a member of the Nominating and Governance Committee through February 24, 2009, when he was appointed Executive Chairman of the Board of Directors. Mr. Robertson is the chairman of our Nominating and Governance Committee. The Nominating and Governance Committee held nine meetings during fiscal 2009. Our Board has determined that each member of our Nominating and Governance Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Nominating and Governance Committee is responsible for, among other things:

•	Assisting the Board in identifying prospective director nominees and recommending to the Board director nominees for each annual meeting of stockholders;

•	Developing and recommending to the Board governance principles applicable to us;

•	Overseeing the evaluation of the Board, each Board committee and management;

•	Recommending to the Board members for each Board committee; and

•	Making an annual report to the Board on succession planning.

Compensation Committee

The current members of the Compensation Committee are Nicholas Donatiello, Jr., Ted W. Hall and Roger Siboni, each of whom is a non-employee member of our Board. Peter Gotcher served as a member of the Compensation Committee through February 24, 2009, when he was appointed Executive Chairman of the Board of Directors. Mr. Hall is the chairman of our Compensation Committee. The Compensation Committee held 15 meetings during fiscal 2009. Our Board has determined that each member of our Compensation Committee meets the requirements for independence under the current requirements of the NYSE and SEC rules and regulations. The Compensation Committee is responsible for, among other things:

•	Reviewing and approving corporate goals and objectives relevant to CEO compensation and evaluating our CEO’s performance in light of those goals and objectives;

•	Reviewing and approving our CEO’s annual cash incentive bonus, including the specific goals and amounts and equity compensation;

•

Reviewing and recommending to the independent members of the Board for our CEO: annual base salary, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

•	Reviewing and approving for our other executive officers: annual cash incentive bonus, including the specific goals and amounts and equity compensation;

•

Reviewing and recommending to the Board for our other executive officers: annual base salary, employment agreements, severance arrangements and change in control agreements/provisions, and any other benefits, compensation or arrangements;

•	On a periodic basis, reviewing director compensation and, if appropriate, approving any changes in the type or amount of compensation for directors;

•	Administering the Company’s equity incentive plans, including issuing equity awards under such plans;

•	Evaluating and recommending to the independent members of our Board compensation plans, policies and programs for our CEO;

•	Evaluating and recommending to the Board compensation plans, policies and programs for our other executive officers;

•	Evaluating and approving the compensation plans, policies and programs for our directors; and

•	Preparing the Compensation Committee report that the SEC requires in our annual Proxy Statement.

The Compensation Committee adopted the Equity-Based Award and Grant Vesting Policy (the “Equity Policy”) described under “Executive Compensation—Compensation Disclosure and Analysis—Equity-Based Award and Grant Vesting Policy” and acts pursuant to the terms and conditions of the Equity Policy.

The report of the Compensation Committee is included in this Proxy Statement.

Stock Plan Committee

The current members of the Stock Plan Committee are Ted W. Hall and Kevin Yeaman. Peter Gotcher served as a member of the Stock Plan Committee through February 24, 2009, when he was appointed Executive Chairman of the Board of Directors, and Bill Jasper served as a member of the Stock Plan Committee through March 27, 2009, when he retired as President and Chief Executive Officer of the Company. The Stock Plan Committee held one meeting during fiscal 2009. The Stock Plan Committee has the authority to grant stock options, stock appreciation rights and restricted stock unit (“RSU”) awards to newly hired employees and consultants, who will not be executive officers or directors of the Company on the date of grant, and make performance/promotion or retention grants of awards to employees and consultants who are not executive officers or directors of the Company on the date of grant. Equity grants by the Stock Plan Committee are subject to the terms and conditions of the Equity Policy described under “Executive Compensation—Compensation Disclosure and Analysis—Equity-Based Award and Grant Vesting Policy”. The Stock Plan Committee granted equity-based awards on 12 occasions in fiscal 2009.

Succession Committee

The members of the Succession Committee were Ted W. Hall, Sanford Robertson and Robert Siboni, each of whom is a non-employee member of our Board of Directors. Mr. Siboni was the chairman of the Succession Committee. The Succession Committee, an ad hoc committee of the Board, held two meetings during fiscal 2009 and was disbanded in February 2009. The Succession Committee was responsible for the search for and recruitment of successor CEO candidates.

Board Independence

The Board has determined that Messrs. Donatiello, Hall, Robertson and Siboni and Dr. Tevanian do not have any material relationship with the Company and are independent within the meaning of the standards established by the NYSE. In making that determination, the Board considered all relevant facts and circumstances, including the director’s commercial, accounting, legal, banking, consulting, charitable and familial relationships. The Board also applied the following standards, which provide that a director will not be considered independent if he:

•	Is, or has been within the last three years, an employee of the Company, or an immediate family member is, or has been within the last three years, an executive officer of the Company;

•	Has received, or has an immediate family member who has received, during any twelve-month period within the last three years, more than $120,000 in direct compensation from the Company, other than director and committee fees and pension or other forms of deferred compensation for prior service (provided such compensation is not contingent in any way on continued service);

•

Is, or has an immediate family member who is, a current partner of a firm that is the Company’s internal or external auditor; is a current employee of such firm, or has an immediate family member who is a current employee of such firm and personally works on the Company’s audit; or has, or has an immediate family member who has been, within the last three years (but is no longer) a partner or employee of such a firm and personally worked on the Company’s audit within that time;

•

During the past three years, has, or has an immediate family member who has, been employed as an executive officer of another company where any of the Company’s present executives at the same time, serve, or served, on the other company’s compensation committee; or

•

Has been employed as an employee, or has an immediate family member who has been employed as an executive officer of, another company that makes payments to, or receives payments from, the Company for property or services in an amount which, in any single fiscal year, exceeds the greater of (a) $1 million or (b) 2% of such other company’s consolidated gross revenues.

The Board determined that each of the independent directors meets the foregoing standards.

Policy for Director Recommendations and Nominations

It is the policy of the Nominating and Governance Committee to consider recommendations for candidates to the Board from stockholders holding at least 250,000 shares of the Company’s Common Stock continuously for at least twelve months prior to the date of the submission of the recommendation.

A stockholder that wants to recommend a candidate for election to the Board should send the recommendation by letter to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813, Attn: General Counsel. The recommendation must include the candidate’s name, home and business contact information, detailed biographical data, relevant qualifications, a signed letter from the candidate confirming willingness to serve, information regarding any relationships between the candidate and the Company and any relationships between the candidate and the nominating stockholder, information regarding any hedging transactions or similar arrangements entered into by or on behalf of the candidate or nominating stockholder, and evidence of the recommending stockholder’s ownership of Company stock. Such recommendations must also include a statement from the recommending stockholder in support of the candidate, particularly within the context of the criteria for Board membership, addressing issues of character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like and personal references.

The committee will use the following procedures to identify and evaluate any individual recommended or offered for nomination to the Board:

•	The committee will consider candidates recommended by stockholders in the same manner as candidates recommended to the committee from other sources;

•	In its evaluation of director candidates, including the members of the Board eligible for re-election, the committee will consider the following:

•	The current size and composition of the Board and the needs of the Board and the respective committees of the Board;

•

Without assigning any particular weighting or priority to any of these factors, such factors as character, integrity, judgment, diversity of experience, independence, area of expertise, corporate experience, length of service, potential conflicts of interest, other commitments and the like; and

•	Other factors that the committee may consider appropriate.

•	The committee requires the following minimum qualifications, which are the desired qualifications and characteristics for Board membership, to be satisfied by any nominee for a position on the Board:

•	The highest personal and professional ethics and integrity;

•	Proven achievement and competence in the nominee’s field and the ability to exercise sound business judgment;

•	Skills that are complementary to those of the existing Board;

•	The ability to assist and support management and make significant contributions to the Company’s success; and

•	An understanding of the fiduciary responsibilities that are required of a member of the Board and the commitment of time and energy necessary to diligently carry out those responsibilities.

•

If the committee determines that an additional or replacement director is required, the committee may take such measures that it considers appropriate in connection with its evaluation of a director candidate, including candidate interviews, inquiry of the person or persons making the recommendation or nomination, engagement of an outside search firm to gather additional information, or reliance on the knowledge of the members of the committee, the Board or management; and

•	The committee may propose to the Board a candidate recommended or offered for nomination by a stockholder as a nominee for election to the Board.

Policies and Procedures for Communications to Non-Management Directors

In cases where stockholders or interested parties wish to communicate directly with our non-management directors, messages can be sent to our General Counsel, at generalcounsel@dolby.com, or to Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813, Attn: General Counsel. Our General Counsel monitors these communications and will provide a summary of all received messages to the Board at each regularly scheduled meeting of the Board, or if appropriate, solely to the non-management directors at each regularly scheduled executive session of non-management directors. Where the nature of a communication warrants, our General Counsel may obtain the more immediate attention of the appropriate committee of the Board or non-management directors, of independent advisors or of Company management, as our General Counsel considers appropriate. Our General Counsel may decide in the exercise of his judgment whether a response to any stockholder or interested party communication is necessary.

These procedures do not apply to communications to non-management directors from officers or directors of the Company who are stockholders or interested parties, or to stockholder proposals submitted pursuant to Rule 14a-8 under the Exchange Act.

Attendance at Annual Meeting of Stockholders

We encourage our directors to attend our annual meetings of stockholders. All of the then-incumbent members of the Board attended the 2009 annual meeting of stockholders.

Code of Business Conduct and Ethics

The Board has adopted a U.S. version of the Code of Business Conduct and Ethics, which is applicable to all of our directors and our employees located in the United States, including our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions. The Board also has adopted international versions of the Code of Business Conduct and Ethics, which are applicable to our employees located in our foreign offices. The various versions of our Code of Business Conduct and Ethics are available on the Company’s website at http://www.dolby.com—“About Us”—“Investors”—

“Corporate Governance” or in print by contacting Investor Relations at our principal executive offices. The Company will post on the Investor Relations section of our website any amendments or waivers to the Code of Business Conduct and Ethics that are required to be disclosed by the rules of the SEC or NYSE.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines that address the role and composition of, and policies applicable to, the Board. The Nominating and Governance Committee will periodically review the guidelines and report any recommendations to the Board. The Corporate Governance Guidelines are available on the Company’s website at http://www.dolby.com—“About Us”—“Investors”—“Corporate Governance” or in print by contacting Investor Relations at our principal executive offices.

Equity-Based Award and Grant Vesting Policy

The Compensation Committee has adopted an Equity Policy. See “Executive Compensation—Compensation Disclosure and Analysis—Equity-Based Award and Grant Vesting Policy”.

Compensation Committee Interlocks and Insider Participation

The current members of the Compensation Committee are Nicholas Donatiello, Ted W. Hall and Roger Siboni. Peter Gotcher served as a member of the Compensation Committee through February 24, 2009 when he was appointed Executive Chairman of the Board of Directors. No interlocking relationship exists among any current or former member of the Company’s Board or Compensation Committee and any member of the board of directors or compensation committee of any other company, nor has any such interlocking relationship existed in the past. No current member of the Compensation Committee is or was during the past fiscal year an officer or an employee of Dolby or its subsidiaries. Mr. Gotcher was not an officer of Dolby or its subsidiaries while he was a member of the Compensation Committee, and he became Executive Chairman of the Board of Directors after resigning as a member of the Compensation Committee.

Whistleblower Policy

The Audit Committee has established a telephone and internet whistleblower hotline available to employees of the Company for the anonymous submission of suspected violations, including accounting, internal controls, or auditing matters, harassment, fraud and policy violations.

Related Person Transaction Policy

The Company has adopted a Related Person Transaction Policy. See “Certain Relationships and Related Transactions—Review, Approval or Ratification of Related Person Transactions”.

Formation of a Qualified Legal Compliance Committee

The Board designated the Audit Committee to act as a Qualified Legal Compliance Committee. For more information see the description of the QLCC under the heading “Audit Committee”.

10b5-1 Trading Plans

As of November 30, 2009, seven of our executive officers and directors had Exchange Act Rule 10b5-1 trading plans. The plans extend through various dates, the latest of which is November 30, 2010, and were adopted during “open windows” as permitted by the Company’s insider trading policy. As of November 30, 2009, a remaining total of approximately 215,000 shares could be sold under these executive officers’ and directors’ trading plans. Executive officers and directors may amend or enter into new trading plans during “open windows” in the future assuming that they are not aware of any material non-public information concerning the Company at the time. Trades pursuant to amendments and new trading plans may not be made until at least 90 days following the date of such amendment or new trading plan. Sale transactions by our executive officers and directors under trading plans will be disclosed publicly through filings with the SEC as required.

The Company does not undertake any obligation to report Rule 10b5-1 trading plans that may be adopted by any of its officers and directors in the future, or to report any modifications or terminations of any publicly announced plan, except to the extent required by law.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information, as of October 30, 2009, as to shares of Common Stock beneficially owned by: (i) each person who is known by the Company to own beneficially more than 5% of either our Class A Common Stock or Class B Common Stock, (ii) each of our directors, (iii) each of our executive officers named under “Executive Compensation—Fiscal 2009 Summary Compensation Table” (the “Named Executive Officers”) and (iv) all of our directors and current executive officers as a group. The information provided in the table is based on our records, information filed with the SEC and information furnished by the respective individuals or entities, as the case may be.

Applicable percentage ownership is based on 53,644,626 shares of Class A Common Stock and 60,381,156 shares of Class B Common Stock outstanding at October 30, 2009. In computing the number of shares of Common Stock beneficially owned by a person and the percentage ownership of that person, we deemed outstanding shares of Common Stock subject to options held by that person that were currently exercisable or exercisable within 60 days of October 30, 2009. We did not deem these shares outstanding, however, for the purpose of computing the percentage ownership of any other person.

Unless otherwise indicated below, the address of each beneficial owner listed on the table is c/o Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813.

We have determined beneficial ownership in accordance with the rules of the SEC. Except as indicated by the footnotes below, we believe, based on the information furnished to us, that the persons and entities named in the table below have sole voting and investment power with respect to all shares of Common Stock that they beneficially own, subject to applicable community property laws.

	Shares Beneficially Owned
	Class A Common Stock		Class B Common Stock		% Total Voting Power(1)
Name of Beneficial Owner	Shares	%	Shares	%
5% Stockholders:
Ray Dolby Trust(2)	—	—	55,379,670	91.7	84.2
Ray Dolby 2002 Trust A dated April 19, 2002(3)	—	—	2,310,165	3.8	3.5
Ray Dolby 2002 Trust B dated April 19, 2002(4)	—	—	2,310,165	3.8	3.5
T. Rowe Price Associates, Inc.(5)	9,499,090	17.7	—	—	1.4
Lone Pine Capital LLC and affiliated entities(6)	4,858,460	9.1	—	—	*
ClearBridge Advisors, LLC(7)	4,343,157	8.1	—	—	*

Directors and Executive Officers:
Ray Dolby(8)	100	*	60,000,000	99.4	91.3
Kevin Yeaman(9)	107,374	*	—	—	*
Mark Anderson(10)	19,250	*	—	—	*
Murray Demo	—	—	—	—	—
Ramzi Haidamus(11)	20,500	*	—	—	*
Michael Rockwell(12)	40,105	*	—	—	*
Michael Novelly(13)	5,000	*	—	—	*
Nicholas Donatiello	—	—	—	—	—
Peter Gotcher(14)	28,333	*	5,000	*	*
Ted W. Hall(15)	36,666	*	—	—	*
Bill Jasper(16)	133,370		478,076	*	*
Sanford Robertson(17)	21,667	*	—	—	*
Roger Siboni(18)	18,333	*	50,000	*	*
Avadis Tevanian	—	—	—	—	—
All current executive officers and directors as a group (13 persons)(19)	425,698	*	60,533,076	99.6	92.1

*	Less than one percent.

(1)	Percentage total voting power represents voting power with respect to all shares of our Class A Common Stock and Class B Common Stock, as a single class. Each holder of Class B Common Stock is entitled to ten votes per share of Class B Common Stock and each holder of Class A Common Stock is entitled to one vote per share of Class A Common Stock on all matters submitted to our stockholders for a vote. The Class A Common Stock and Class B Common Stock vote together as a single class on all matters submitted to a vote of our stockholders, except as may otherwise be required by law. The Class B Common Stock is convertible at any time by the holder into shares of Class A Common Stock on a share-for-share basis.
(2)	Shares beneficially owned by the Ray Dolby Trust are comprised of 55,379,670 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby Trust under the Dolby Family Trust Instrument dated May 7, 1999. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(3)	Reflects 2,310,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002, voting power of which is held by Thomas E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(4)	Reflects 2,310,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, voting power of which is held by David E. Dolby, son of Ray Dolby, as Special Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002. Ray Dolby disclaims beneficial ownership of these securities except to the extent of his pecuniary interest therein.
(5)	Based on information supplementally provided to us, T. Rowe Price Associates, Inc. (“Price Associates”) has sole dispositive power for the entire holding of 9,499,090 shares and sole voting power as to 1,903,300 shares. These securities are owned by various individuals and institutional investors including the T. Rowe Price Mid-Cap Growth Fund, Inc. (which owns 3,250,000 shares, representing 6.1% of the shares of Class A Common Stock outstanding) and the T. Rowe Price Growth Stock Fund, Inc. (which owns 3,506,900 shares, representing 6.5% of the shares of Class A Common Stock outstanding), for which Price Associates serves as investment advisor with power to direct investments and/or power to vote the securities. The T. Rowe Price Mutual Funds have sole voting power as to the totals owned and no dispositive power for these shares. For purposes of the reporting requirements of the Exchange Act, Price Associates is deemed to be a beneficial owner of such securities; however, Price Associates expressly disclaims that it is, in fact, the beneficial owner of such securities. The address for Price Associates is 100 E. Pratt Street, Baltimore, MD 21202.
(6)	Based on its Schedule 13G/A filed with the Securities and Exchange Commission on February 13, 2009, wherein Lone Pine Capital LLC (“Lone Pine Capital”) reported beneficial ownership of and shared voting power and shared dispositive power as to 2,134,331 shares of Class A Common Stock, Lone Pine Members LLC (“Lone Pine Members”) reported beneficial ownership of and shared voting power and shared dispositive power as to 2,492,625 shares of Class A Common Stock and Lone Pine Associates LLC (“Lone Pine Associates”, and together with Lone Pine Capital and Lone Pine Members, “Lone Pine”) reported beneficial ownership of and shared voting power and shared dispositive power as to 231,504 shares of Class A Common Stock. Stephen F. Mandel, Jr. is the Managing Member of each of Lone Pine Associates, Lone Pine Members and Lone Pine Capital and in that capacity, directs their operations. The address for Lone Pine is Two Greenwich Plaza, Greenwich, Connecticut 06830.
(7)

Based on its Schedule 13G filed with the Securities and Exchange Commission on February 13, 2009, wherein ClearBridge Advisors, LLC (“ClearBridge”) reported beneficial ownership of 4,343,157 shares of Class A Common Stock. ClearBridge reported sole voting power as to 3,382,901 shares and sole dispositive power as to 4,343,157 shares. The address for ClearBridge is 620 8th Avenue, New York, New York 10018.

(8)	Shares beneficially owned by Mr. Dolby include the 55,379,670 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby Trust under the Dolby Family Instrument dated May 7, 1999, 2,310,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust A dated April 19, 2002, and 2,310,165 shares of Class B Common Stock held of record by Ray Dolby as Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002.
(9)	Includes options held by Mr. Yeaman to purchase 106,250 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.
(10)	Includes options held by Mr. Anderson to purchase 19,250 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.
(11)	Includes options held by Mr. Haidamus to purchase 20,500 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.

(12)	Includes options held by Mr. Rockwell to purchase 40,000 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.
(13)	Includes options held by Mr. Novelly to purchase 5,000 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.
(14)	Includes options held by Mr. Gotcher to purchase 28,333 shares of Class A Common Stock and 5,000 shares of Class B Common Stock that are exercisable within 60 days of October 30, 2009.
(15)	Includes options held in the name of Ted W. Hall as Trustee of the Hall 2006 Trust to purchase 33,333 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.
(16)	Shares beneficially owned by Mr. Jasper represent 2,870 shares of Class A Common Stock and 50,000 shares of Class B Common Stock held by Mr. Jasper, 60,000 shares of Class B Common Stock held of record by Mr. Jasper as Trustee of the N. William Jasper, Jr. 2004 Irrevocable Trust, 20,000 shares of Class B Common Stock held of record by Mr. Jasper as Trustee of the Kristen L. McFarland 2004 Irrevocable Trust and options held by Mr. Jasper to purchase 130,500 shares of Class A Common Stock and 366,576 shares of Class B Common Stock that are exercisable within 60 days of October 30, 2009.
(17)	Includes options held by Mr. Robertson to purchase 18,334 shares of Class A Common Stock that are exercisable within 60 days of October 30, 2009.
(18)	Includes options held by Mr. Siboni to purchase 18,333 shares of Class A Common Stock and 50,000 shares of Class B Common Stock that are exercisable within 60 days of October 30, 2009.
(19)	Includes options held by all executive officers and directors to purchase an aggregate of 414,833 shares of Class A Common Stock and 403,076 shares of Class B Common Stock that are exercisable within 60 days of October 30, 2009.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Related Person Transactions

The Board has adopted a written Related Person Transactions Policy. Pursuant to this policy, any related person transaction proposed or entered into by the Company must be reviewed, approved or ratified by the Audit Committee in accordance with the terms of the policy. A “related person transaction,” is a transaction between the Company and a related person in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest. For purposes of the policy, a “related person” is any person who was an executive officer, director or nominee for director since the beginning of the last fiscal year and their immediate family members, or a greater than 5% beneficial owner of any class of the Company’s voting securities at the time of the occurrence or existence of the transaction and their immediate family members.

Any related person transaction proposed or entered into by the Company that does not fall into a specified exclusion under the policy must be reported to the Company’s General Counsel, and the Audit Committee shall review, approve or ratify such transactions in accordance with the terms of the policy. In the course of its review and approval or ratification of a related person transaction, the Audit Committee considers:

•	The approximate dollar value of the amount involved in the transaction;

•	The related person’s interest in the transaction and the approximate dollar value of such interest without regard to any profit or loss;

•	Whether the transaction was undertaken in the ordinary course of business of the Company;

•	Whether the transaction with the related person is proposed to be, or was, entered into on terms no less favorable to the Company than terms that could have been reached with an unrelated third party;

•	The purpose of, and the potential benefits to the Company of, the transaction; and

•	Any other information regarding the transaction or the related person in the context of the transaction that would be material to investors in light of the circumstances of the particular transaction.

In addition, the following, to the extent that they may constitute related person transactions, shall be deemed to be pre-approved or ratified (as applicable) under the terms of the policy:

•

The agreements, arrangements and other permitted uses, rights and activities allowed pursuant to the terms of the At-Will Employment, Proprietary Rights, Non-Disclosure and No Conflicts-of-Interest Agreement between Ray Dolby and the Company, dated November 19, 2004; and

•	The use of certain theatres of the Company by Ray Dolby and/or his related persons.

Since September 27, 2008, we have not been a party to, and we have no plans to be a party to, any related party transactions, other than in connection with the transactions described below.

Employee Proprietary Rights Agreement with Ray Dolby

Mr. Dolby, founder and former Chairman of the Board, entered into an employee proprietary rights agreement which became effective on February 16, 2005. Under the terms of Mr. Dolby’s employee proprietary rights agreement, all future inventions created by Mr. Dolby related to our business while he was an employee or after the termination of his employment that includes or uses the Company’s trade secrets or confidential information will be assigned to the Company. Under this agreement, Mr. Dolby also agreed to abide by a conflicts of interest policy substantially in the form that all other employees are required to sign. However, the conflict of interest policy that Mr. Dolby signed differs from our standard policy in that, among other matters, it permits him to use our equipment, supplies and facilities to conduct research and development on matters unrelated to our business; does not apply to any lease agreement we have entered into or may enter into with him; and permits him to have up to a ten percent interest, instead of up to a two percent interest, in a competitor, customer, licensee or supplier without being in violation of the policy and limits the provision of the policy related to having interests in these entities only to direct interests. Mr. Dolby retired as an employee of the Company during fiscal 2009, but remains a member of the Board and the terms of the agreement continue to apply.

Real Estate Transactions

Lease for 100 Potrero Avenue

Since 1980, we have leased our principal executive offices located at 100 Potrero Avenue, San Francisco, California from Mr. Dolby. We also lease additional parking and warehouse space from Mr. Dolby in connection with our lease of 100 Potrero Avenue. In December 2005, we renegotiated the leases and extended their terms until December 31, 2013, with the option to renew the leases for two additional five year terms at a rate equal to the rent that the landlord could obtain for the option term from a third party desiring to lease the premises for the option term, as determined by the landlord and agreed to by us. Our rent expense for these facilities was $1.3 million in fiscal 2009 and the estimated rent expense over the remaining life of the leases for these facilities is $18.0 million (assuming that we exercise our option to renew the leases for two additional five year terms beyond their December 31, 2013 expiration and assuming a rate equal to the current rent). We are generally responsible for the condition, operation, repair, maintenance, security and management of the properties. We have also agreed to indemnify and hold Mr. Dolby, as landlord, harmless from and against certain liabilities, damages, claims, costs, penalties and expenses arising from our conduct related to the properties.

Jointly Owned Real Estate Entities

Ray and Dagmar Dolby, the Ray Dolby Trust or the Dolby Family Trust Instrument dated May 7, 1999 (“Dolby Family Trust”) owns a majority financial interest in five real estate entities that own and lease commercial real property to us. We own the remaining financial interests in these real estate entities. The following table sets forth, for each of the five real estate entities, the person or entity that owns the majority financial interest in the real estate entity, the percentage interest owned by the majority owner in such real estate entity and the location of the property subject to the applicable lease. The leased property in San Francisco, California includes our principal administrative offices at 999 Brannan Street.

Real Estate Entity	Majority Owner	Majority Ownership Interest	Location of Property Leased to Us
Dolby Properties, LLC	Ray Dolby Trust	62.5%	San Francisco, California
Dolby Properties Burbank, LLC	Dolby Family Trust	51.0%	Burbank, California
Dolby Properties Brisbane, LLC	Dolby Family Trust	51.0%	Brisbane, California
Dolby Properties UK, LLC	Dolby Family Trust	51.0%	Wootton Bassett, England
Dolby Properties, LP	Ray and Dagmar Dolby	90.0%	Wootton Bassett, England

Our expense recorded for rents payable to such entities was $5.4 million in fiscal 2009 and the estimated rent expense over the remaining life of the various leases for these facilities is $19.8 million.

When we negotiate a lease agreement with Mr. Dolby or any of the jointly owned real estate entities, we engage real estate brokers to provide fair market rent and lease terms based on a summary of comparable properties located in the area of the subject property. The brokers are instructed that the transaction is intended to be completed on an “arm’s-length” basis. We believe that all of our leases were entered into on a reasonable fair market basis.

The properties owned by Dolby Properties, LLC in San Francisco, California, Dolby Properties Burbank, LLC in Burbank, California, and Dolby Properties UK, LLC in Wootton Bassett, England were purchased with capital contributions and proceeds from bank loans. We guarantee each of these bank loans. As of September 25, 2009, the aggregate outstanding principal balance on all these bank loans was approximately $7.4 million.

Other Arrangements with Ray Dolby

In the past, we have allowed Mr. Dolby and members of his family to use our office facilities for their personal purposes on a limited basis, and we expect this use to continue in the future. For example, Mr. Dolby currently uses two offices in one of our facilities for non-Company related activities. In addition, members of Mr. Dolby’s family are allowed to use our conference and screening rooms for personal purposes up to ten times per year. We estimate that the incremental cost to the Company of such personal use by Mr. Dolby’s family was less than $15,000 in fiscal 2009. In addition, in fiscal 2009 we paid Mr. Dolby $1,200 per month for the use by our employees of a condominium he owns in Alpine Meadows, California. Our Board has approved of these arrangements, and has approved the continuation of these arrangements in the future.

David Dolby, son of Ray Dolby and Special Trustee of the Ray Dolby 2002 Trust B dated April 19, 2002, a stockholder of the Company, is employed by the Company in a non-executive position as Manager, Strategic Partnership and Business Development. In fiscal 2009, he received a salary of $115,445 and is eligible to receive a bonus targeted at 10% of his calendar salary, which could be less than or exceed the target based on his individual and the Company’s performance. David Dolby’s at-will employment and the terms of his employment were approved by the Audit Committee in accordance with the Company’s Related Person Transaction Policy and Procedures.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Following the Compensation Committee Report, you will find a series of tables containing specific information about the compensation awarded, earned or paid in fiscal 2009 to the individuals listed in the Summary Compensation Table as our named executive officers. The discussion below is intended to help you understand the detailed information provided in those tables as well as explain our executive compensation program and how the Compensation Committee (for purposes of this section, the “Committee”) made its decisions for fiscal 2009.

Management Transition

In February 2009, Bill Jasper, our President and Chief Executive Officer, announced his retirement effective March 27, 2009 after a 30-year career with the Company. Mr. Jasper’s retirement triggered a number of changes to our senior management team. The Board appointed Kevin Yeaman, our Executive Vice President and Chief Financial Officer, as our new President and Chief Executive Officer effective March 28, 2009. At the time that Mr. Yeaman assumed his responsibilities as President and Chief Executive Officer, Michael Novelly, our Vice President of Financial Planning and Analysis, was appointed interim Chief Financial Officer. In April 2009, Murray Demo was appointed as our Executive Vice President and Chief Financial Officer effective May 4, 2009, and Mr. Novelly resumed his prior duties with the Company.

During this period of management transition, two of our other executive officers departed the Company and Michael Rockwell was appointed Executive Vice President of Products and Technologies effective March 6, 2009.

As a result of these changes, the Committee was required to make a number of compensation-related decisions (which are described below) in addition to its customary duties in overseeing our executive compensation program. Specifically, we entered into an employment agreement with Mr. Yeaman and extended an offer letter to Mr. Demo. The material terms and conditions of these arrangements are described more fully below.

Overview of Executive Compensation Program

Philosophy and Objectives

The objectives of the Company’s executive officer compensation program are to:

•	Provide a competitive compensation package that enables the Company to attract, motivate and retain high-caliber personnel.

•

Provide a total compensation program, which includes elements of both annual and long-term compensation, to focus management on achievement of the Company’s annual and long-term corporate objectives and strategy.

•	Recognize individual initiative, effort and accomplishment.

•	Align the interests of management and stockholders and encourage creation of stockholder value by providing management with longer-term incentives through equity ownership.

The Committee regularly reviews the philosophy and objectives of the executive officer compensation program to ensure that it is consistent with our short-term and long-term business strategy and objectives.

Compensation Elements

The principal elements of our executive compensation program are summarized in the table below and described in more detail under “Elements of Executive Compensation”.

Element	What the Element Rewards	Purpose of the Element
Base Salary	• Core competence in the executive officer role relative to skills, experience and contributions to the Company	• Provides fixed compensation based on competitive market practices

Annual Cash Incentive Compensation (2009 Dolby Executive Annual Incentive Plan)	• Contributions toward achievement of our annual financial (profit and revenue growth) goals, as well as achievement of pre-established individual performance objectives

•     Provides variable performance-based cash compensation

•     Motivates achievement of critical annual business objectives as successful achievement serves as a modifier to the funded payout for each executive officer

Long-Term Incentive Compensation (Stock Options and Restricted Stock Units)	• Sustained stock price appreciation, aligning interests of executive officers and stockholders • Continued employment with the Company over a multi-year period

•     Supports several concurrent goals:

•     Rewards performance

•     Ensures total direct compensation is competitive with market practices

•     Assists in recruiting and retaining executive officers

•     Aligns the interests of our executive officers and stockholders

•     Promotes executive officer equity ownership

•     Allows for efficient use of compensation resources

Generally Available Benefits (including 401(k), medical, health, life insurance and disability plans)	• Core competence in the executive officer role	• Provides retirement and welfare benefits generally available to all full-time employees

Severance and Change in Control Arrangements	• Continued employment by an executive officer in light of potential or actual change in control of the Company

•     Encourages executive officer retention and continuity of management in the event of an actual or potential change in control of the Company

•     Used as recruitment/promotion inducements and provides protection against an involuntary loss of employment

Compensation Mix

We design our executive officer compensation packages to deliver a mix of fixed and variable incentive compensation. Fixed compensation is provided in the form of base salary, and represents the smallest portion of our total compensation package. Variable incentive compensation is delivered in the form of annual cash incentives, and long-term incentives including stock options and restricted stock units, which collectively represent the largest portion of our total compensation packages.

Base salary (18%) and annual cash incentive compensation (15%) together constituted 33% of total direct compensation in fiscal 2009 for our executive officers. Long-term incentive compensation constituted 67% of total direct compensation which was split between grants of stock options (40%) and restricted stock units (27%). Please see the chart below. The analysis of total direct compensation excludes compensation for Mr. Demo, who joined the Company mid-year, the effect of which would not be representative of ongoing annualized compensation. Long-term incentive compensation percentages reflect the grant date fair value of equity awards granted in fiscal 2009 computed in accordance with Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”, formerly known as Statement of Financial Accounting Standards No. 123(R), Share-Based Payment) and do not represent the compensation actually realized by the executive officers from such awards. The equity award values used to calculate the percentages above differ from those reported in the Summary Compensation Table, which shows the compensation expense recognized by the Company for equity awards granted prior to and during fiscal 2009 that vested in fiscal 2009.

Peer Companies and Market Data

In analyzing our executive compensation program for fiscal 2009, Watson Wyatt & Company (“Watson Wyatt”) reviewed a combination of data from a group of peer companies and industry-specific published compensation surveys. The fiscal 2009 peer group was comprised of 20 companies, which were selected and approved by the Committee based on their industry and business focus. While some of the peer group companies were markedly larger or smaller than the Company, the overall mix of companies was reflective of the companies in the technology and entertainment industries in which the Company competes. At the time the peer group companies were selected, our revenue approximated the median of the peer group, while our market capitalization and total shares outstanding were above the 75th percentile of the peer group. Data on the compensation practices of the peer group companies was gathered through publicly available information. The companies that comprised the fiscal 2009 peer group were:

•	Activision, Inc.

•	Adobe Systems Inc.

•	Akamai Technologies Inc.

•	Avid Technology, Inc.

•	Cadence Design Systems, Inc.

•	Dreamworks Animation SKG, Inc.

•	DSP Group Inc.

•	DTS Inc.

•	InterDigital, Inc. (formerly InterDigital Communications Corporation)

•	Macrovision Corporation

•	Magma Design Automation, Inc.

•	McAfee, Inc.

•	Nuance Communications Inc.

•	Openwave Systems Inc.

•	Polycom, Inc.

•	RealNetworks Inc.

•	SiRF Technology Holdings Inc.

•	Synopsys, Inc.

•	Wind River Systems, Inc.

•	Zoran Corporation

In addition, the following industry-specific compensation surveys were used by Watson Wyatt in analyzing our executive compensation program for fiscal 2009. These surveys offered additional compensation data for executive positions within the technology sector, based on companies with annual revenues generally comparable to the Company:

•	Radford Benchmark Executive Surveys (comprised of technology companies with revenues from $500 million to $1 billion)

•	Mercer US Executive Benchmark Surveys (comprised of technology companies with revenues from $500 million to $1 billion)

•	Watson Wyatt Data Services Top Management Surveys (comprised of companies excluding financial services with revenues from $250 million to $1 billion)

The combined weighting of the peer group and survey data are referred to as the “Market Comparables”. The Committee used the Market Comparables to benchmark the compensation levels of each of our executive officers. Watson Wyatt generally weighted the overall peer group and the survey sources equally in determining the Market Comparables.

As described below under “Role of Compensation Consultants”, the Committee engaged a new compensation consultant, Compensia, Inc. (“Compensia”) in the summer of 2009. For fiscal 2010, the Committee asked Compensia to conduct a detailed review of our peer company selection criteria and, with Compensia’s input, established the following criteria for future peer group selection:

•	Industry

•	Market capitalization

•	Market capitalization as a multiple of revenue

•	Market capitalization per employee

•	Revenue

•	Net income margin

•	Employee base

Based on this analysis, our peer group for fiscal 2010 was updated to be comprised of the following 15 companies:

•	Activision Blizzard Inc.

•	Adobe Systems Inc.

•	Akamai Technologies Inc.

•	ANSYS, Inc.

•	BMC Software, Inc.

•	Citrix Systems, Inc.

•	Concur Technologies Inc.

•	DreamWorks Animation SKG, Inc.

•	InterDigital, Inc.

•	McAfee, Inc.

•	Red Hat, Inc.

•	Rovi Corporation (formerly Macrovision Corporation)

•	Salesforce.com Inc.

•	Tessera Technologies, Inc.

•	Verisign, Inc.

This peer group will be used for purposes of assessing fiscal 2010 executive compensation decisions.

Roles of the Compensation Committee, Executive Officers and Compensation Consultants

Role of the Compensation Committee

The Committee has the authority to approve the compensation programs for our executive officers. The Committee typically meets on multiple occasions near the beginning of each fiscal year to review and ultimately approve compensation for our executive officers. During fiscal 2009, as a result of the management transition described above and related changes to the roles and responsibilities of several of our executive officers, the Committee met on several additional occasions to review and make decisions about executive officer compensation. See “Corporate Governance Matters—Compensation Committee” above for additional information regarding the Committee.

The Committee approves equity and incentive based compensation for our executive officers. The Committee recommends base salaries for our executive officers to the Board and, in the case of our Chief Executive Officer, to the independent members of the Board, for approval.

Role of Management in Compensation Decisions

Our Chief Executive Officer and members of our Human Resources, Finance and Legal departments (collectively, “Management”) assist and support the Committee. At least annually Management reviews our compensation philosophy with the Committee and, with Committee guidance and input, develops compensation proposals for Committee consideration. The Committee considers and approves any changes necessary to keep our compensation philosophy and programs aligned with our business objectives. In this regard, Management analyzes competitive compensation information and provides the Committee with information including: base salary and annual cash incentive compensation payouts for the past several fiscal years; fiscal year end levels of equity ownership, stock option and restricted stock unit holdings; the unrealized value of vested and unvested stock options at various prices; the grant date fair values of equity awards as computed for financial reporting purposes; and other similar or relevant information. Management does not have decision-making authority with respect to the compensation of our executive officers.

Our Chief Executive Officer, with input from our Senior Vice President, Human Resources and our Executive Chairman of the Board, at least annually reviews the performance of our other executive officers and recommends to the Committee base salary adjustments, target annual cash incentive compensation opportunities, and equity awards for each of these individuals. He also uses these individual performance assessments to make recommendations for annual cash incentive compensation payouts under the prior fiscal year’s annual cash incentive compensation plan. Our Chief Executive Officer makes these recommendations to the Committee based on qualitative and quantitative judgments regarding individual performance and in consideration of the individuals’ compensation in comparison to the Market Comparables (as defined above) provided by the Committee’s independent compensation consultant. The Committee considers, but is not obligated to follow and may not always use, these recommendations to make specific compensation decisions for our executive officers. The Committee makes decisions with respect to Chief Executive Officer compensation without him present.

Role of Compensation Consultants

The Committee engages its own independent advisors to assist in carrying out its responsibilities. During the first half of fiscal 2009, the Committee engaged Watson Wyatt, a consulting firm that provides compensation advisory services, for purposes of advising the Committee on executive officer compensation matters. Watson Wyatt also met with Management for purposes of gathering information on the compensation of our executive officers.

The Committee provided Watson Wyatt with instructions regarding the goals of our executive compensation program and the parameters of the competitive review of executive officer compensation packages that it was to conduct. In particular, the Committee instructed Watson Wyatt to analyze whether the compensation packages of our executive officers were consistent with our compensation philosophy and competitive within the market relative to our peer companies. Watson Wyatt was further instructed to benchmark the following components to assist the Committee in establishing fiscal 2009 compensation:

•	Base salary

•	Targeted and actual annual cash incentive compensation

•	Long-term incentives (equity awards)

•	Targeted and actual total direct compensation (base salary, annual cash incentive compensation and equity awards)

•	Targeted and actual total cash compensation (base salary and annual incentive compensation)

•	Beneficial ownership

In this regard, Watson Wyatt performed a compensation comparison for each of our executive officers versus executives with similar positions within our Market Comparables. In November 2008, Watson Wyatt presented its report to the Committee, which reviewed the analysis in the context of making fiscal 2009 compensation decisions.

Watson Wyatt also attended meetings of the Committee from time to time and communicated outside of meetings with members of the Committee and with members of Management with respect to the assessment of compensation packages for our executive officers. Watson Wyatt has provided other services to the Company in designing employee compensation programs and received compensation for those services.

During the summer of 2009, after fiscal 2009 compensation targets were established for our executives, the Committee decided to review its compensation consultant alternatives. After the Committee considered a number of compensation consulting firms, the Committee interviewed consultants from three consulting firms and ultimately selected and engaged Compensia to assist the Committee on compensation matters going forward.

Compensia was selected based on their knowledge of relevant industries, market trends, legislative environment, and implications; and their depth and breadth of experience with relevant technology companies.

Elements of Executive Compensation

Base Salary

The Company provides our executive officers with base salaries to compensate them for services rendered during the year. Generally, the base salaries of our executive officers are targeted between the 60th and 75th percentiles of the base salary levels for similar positions within the Market Comparables, but, from time to time, the Committee may exercise its discretion to approve base salaries outside of this range based on individual experience, skills, contributions and performance. Base salaries adjustments, if any, are made on a calendar year (as opposed to fiscal year) basis. Consequently, the fiscal 2009 base salary information reported in the Summary Compensation Table reflects both calendar 2008 and calendar 2009 base salaries as well as mid-calendar 2009 base salary adjustments generally resulting from management changes and related changes to roles and responsibilities.

In November 2008, the Committee analyzed our executive compensation program for fiscal 2009 and based on consideration of the Market Comparables, its assessment of overall Company and individual performance, and the fact that base salary levels had not been increased in 2008, decided to recommend 2009 base salary increases for our executive officers. These increases ranged from 0% to 7% of the then-existing base salary levels.

In February 2009, in conjunction with the management transition described above, the Committee recommended base salary increases for each of the current executive officers to reflect promotions and other changes in the duties and responsibilities of senior management. In particular, Mr. Yeaman’s 2009 salary was increased by 43% to reflect his promotion to Chief Executive Officer. Finally, the Committee recommended Mr. Demo’s base salary in the spring of 2009 when he joined the Company.

In analyzing our executive officer compensation program for fiscal 2010, the Committee recommended salary increases for calendar 2010 based on comparisons of base salaries at peer companies and overall Company and individual performance. The calendar year end 2008 and 2009 base salaries, and in the case of 2010, beginning calendar year base salaries, of our current executive officers are set forth below:

Executive Officer	Calendar Year End 2008 Salary	Calendar Year End 2009 Salary	Beginning Calendar Year 2010 Salary
Kevin Yeaman	$360,000	$550,000	$600,000
Murray Demo	N/A	$400,000	$432,000
Mark Anderson	$335,000	$360,000	$370,800
Ramzi Haidamus	$315,000	$400,000	$412,000
Michael Rockwell	$320,000	$360,000	$388,800

In fiscal 2009 the salaries for our current executive officers ranged from 22% to 30% of the total compensation reported in the Summary Compensation Table. These percentages are based on fiscal 2009 salaries which are a blend of calendar 2008 and calendar 2009 salaries.

Annual Cash Incentive Compensation

The 2009 Dolby Executive Annual Incentive Plan (the “2009 Executive Plan”) is a cash incentive plan for fiscal 2009 in which each of our executive officers is eligible to participate. We have adopted similar plans in prior fiscal years. Its purpose is to motivate our executive officers to achieve our specified annual financial (profit and revenue growth) goals and pre-established individual performance objectives.

2009 Executive Plan Structure

We calculated the potential payouts under the 2009 Executive Plan for our executive officers using the following formula, the terms of which are further described below:

Chief Executive Officer	Calendar End 2009 Salary	x	Target Percentage	x			Company Multiplier	Then	Subject to Pro Rata Reduction to Fit Within Funding Cap	=	Payout
Other Executive Officers	Calendar End 2009 Salary	x	Target Percentage	x	Individual Multiplier	x

Target Percentages

For fiscal 2009, the Committee maintained the executive officers’ fiscal 2009 targets as a percentage of base salary for each position at the same levels that were used for the fiscal 2008 annual cash incentive compensation plan for those positions. As a result, Michael Rockwell’s target percentage increased to 65%, consistent with his promotion. Mr. Yeaman’s target percentage increased to 77%, which reflected a blend of the target while he was Chief Financial Officer (seven months at 65%) and the target while he was the Chief Executive Officer (five months at 85%) during fiscal 2009. The fiscal 2009 targets (expressed as both a percentage of base salary and in absolute terms) for each of the current executive officers were as follows:

Executive Officer	Target Percentage of Calendar 2009 Salary	Fiscal 2009 Target Payout Amount
Kevin Yeaman	77%	$423,500
Murray Demo	65%	$103,140 (as prorated for a partial year	)
Mark Anderson	65%	$234,000
Ramzi Haidamus	65%	$260,000
Michael Rockwell	65%	$234,000

Fiscal 2009 target payout amounts assume both Individual Multipliers and a Company Multiplier (as such terms are described below) of 100%. An executive officer could receive an actual payout that was larger or smaller than his target payout amount, or could receive no payout whatsoever, depending on the extent to which relevant corporate and individual performance objectives were met.

Individual Multiplier and Individual Objectives

The Individual Multiplier is determined by a performance matrix which takes into account achievement of specified individual performance objectives and the executive’s overall performance rating. For fiscal 2009, the Committee set the following individual performance objectives for the executive officers (other than our Chief Executive Officer):

2009 Executive Plan Individual Performance Objectives
• Achieve product sales milestones and improve technology market penetration
• Improve management and organizational efficiencies
• Foster innovation in areas of strategic importance to the Company
• Establish metrics for assessing the future organization and develop improvement goals

While the individual performance of each of the executive officers (other than our Chief Executive Officer) was to be evaluated based on the same objectives, the weightings of these objectives varied among the executive officers based on his role and responsibilities and ability to influence the outcome of each objective.

Our Chief Executive Officer assesses the achievement of the individual performance objectives based on pre-established quantitative and qualitative metrics and also arrives at a performance rating based on his evaluation of the individual’s overall performance during the fiscal year. Using a performance matrix approved by the Committee, the combined overall percentage achievement of the individual performance objectives by an executive officer and his performance rating (as determined by our Chief Executive Officer) generated a potential payout percentage for each executive officer (the “Individual Multiplier”). These Individual Multipliers could range from 0% to 175% based on various combinations of individual performance objectives assessments and performance ratings within the performance matrix. Following the completion of his evaluation, our Chief Executive Officer recommended, and the Committee certified, the Individual Multiplier for each executive officer.

Company Multiplier

In November 2008, the Committee approved a corporate financial performance formula that determined award funding levels based on varying combinations of achievement of revenue and pre-tax income goals and the resulting pre-tax net income amounts (the “Company Multiplier”). The revenue and pre-tax income goals underlying the Company Multiplier were consistent with the Company’s fiscal 2009 financial targets. The 2009 Executive Plan would not be funded unless we achieved threshold revenues of $656.2 million for fiscal 2009. The minimum pre-tax net income threshold for fiscal 2009 was $309.3 million, which would result in a 50% Company Multiplier. If we did not meet these thresholds, no payouts would be made under the 2009 Executive Plan. Once the thresholds were met, increased pre-tax net income would increase the Company Multiplier. Although there was no maximum funding level, achieving pre-tax net income of $339.7 million would result in a 100% Company Multiplier and achieving pre-tax net income of $397.2 million would result in a 150% Company Multiplier.

We achieved revenue of $719.5 million and pre-tax net income of $368.6 million in fiscal 2009, resulting in a 125% Company Multiplier. After reviewing financial results in October 2009, the Committee decided to use its discretion to exclude the effect on pre-tax net income of a gain resulting from the amendment of a patent licensing agreement in fiscal 2009, which reduced the Company Multiplier to 110%.

Actual 2009 Executive Plan Payouts

As described under “2009 Executive Plan Structure” above, our Chief Executive Officer’s payout was based solely on his target payout amount multiplied by the 110% Company Multiplier and then subject to the pro-rata reduction.

In October 2009, our Chief Executive Officer indicated that, based on his evaluation of executive officers individual performance, each of our other executive officers had achieved 99% of their fiscal 2009 performance objectives. Further, based on his evaluation of individual performance of the executive officers, their collectively strong performance and their contributions during the management transition, our CEO advocated minimal compensation differentiation among executives who report to him. The Committee reviewed and approved our Chief Executive Officer’s evaluation of the other executive officers’ achievement of objectives and fiscal 2009 overall performance.

These determinations, when applied to the performance matrix previously approved by the Committee, resulted in an Individual Multiplier of 107% for each of the current executive officers (other than our Chief Executive Officer). Irrespective of the achievement by all of the current executive officers of Individual Multipliers above 100%, the 2009 Executive Plan was subject to an aggregate funding limitation which resulted in a pro-rata reduction of each executive officer’s payouts. The Committee then reduced the payouts for all of the current executive officers, including the Chief Executive Officer, in accordance with the 2009 Executive Plan such that the aggregate amount of actual awards to be received by the current executive officers equaled the aggregate amount of all current executive officers’ target awards multiplied by the 110% Company Multiplier. As a result of these adjustments, the Committee approved the following payouts for each of the current executive officers:

Executive Officer	Target Award		Approved Award
Kevin Yeaman	$423,500		$443,251
Murray Demo	$103,140 (as prorated for a partial year	)	$115,507 (as prorated for a partial year	)
Mark Anderson	$234,000		$262,057
Ramzi Haidamus	$260,000		$291,175
Michael Rockwell	$234,000		$262,057

In fiscal 2009 the cash incentive bonuses paid to our current executive officers ranged from 18% to 23% of the total compensation reported in the Summary Compensation Table.

2010 Dolby Executive Annual Incentive Plan

For fiscal 2010, the Committee has adopted the 2010 Dolby Executive Annual Incentive Plan and established the following targets (expressed as both a percentage of base salary and in absolute terms) for each of the current executive officers. The target percentages remained unchanged from 2009 levels with the exception of Kevin Yeaman’s target percentage, which was increased to remove the prorated target applied for fiscal 2009 due to his mid-year promotion and to better align his target amount with Chief Executive Officer annual bonus target amounts at our fiscal 2010 peer companies.

Executive Officer	Target Percentage of Calendar 2010 Salary	Fiscal 2010 Target Amount
Kevin Yeaman	100%	$600,000
Murray Demo	65%	$280,800
Mark Anderson	65%	$241,020
Ramzi Haidamus	65%	$267,800
Michael Rockwell	65%	$252,720

The actual payout to our Chief Executive Officer will be determined by multiplying his base salary by his target percentage. The actual bonus amount may be less than, or exceed, his target, depending on the extent to which the Company meets our specified financial (profit and revenue) goals during fiscal 2010.

The actual payouts for all other executive officers will be determined by multiplying base salary by the applicable target percentage and then adjusting such number based on (i) the extent to which the Company meets the financial goals and (ii) such other criteria as the Committee, with input from the Chief Executive Officer, in its sole and absolute discretion, determines are appropriate to calculate and determine such final amount for any such executive officer. As a result, the actual amount paid to any such executive officer may be less than, or exceed, the executive officer’s target.

Long-Term Equity Incentives

The objective of our long-term incentive compensation plan is to reward long-term company performance, provide compensation that is market competitive, recruit and retain top talent, align the interests of our executive officers’ and our stockholders, promote executive officer equity ownership and make efficient use of resources.

Equity Awards Granted

Until fiscal 2008, the long-term incentive compensation for our executive officers consisted solely of stock options. In fiscal 2008 the Committee adopted a portfolio approach of granting equity awards consisting of a combination of stock options and restricted stock units as long-term incentive compensation. The Committee considered a number of factors, including trends relating to grant sizes and structure, dilution and compensation expense computed for financial reporting purposes, our status as a public company, our financial performance and our desire to strengthen the alignment with our stockholders. We believe that providing a portfolio of options and restricted stock units appropriately balances the objectives of our long-term incentive plan as outlined above by aligning the interests of our executive officers and stockholders, balancing performance and retention considerations, and, by reducing the overall number of shares used to fund awards, helping us to manage dilution. Stock options provide value to the executive officers only if our stock price increases following the date of grant, which ensures that our executive officers benefit only if stockholders benefit. Similarly, restricted stock units reward our executive officers for improved stock performance but also encourage retention as these rewards maintain value even during periods of stock price volatility.

Generally, we make an initial equity award to an executive officer when he or she joins the Company and, thereafter, make additional equity awards on an annual basis. Equity awards for our executive officers are typically targeted at the median of the Market Comparables, but, from time to time, the Committee may exercise its discretion to approve equity awards outside of this range. The Committee determines the size of each executive officer’s equity award based on factors such as the executive officer’s position with the Company, taking into account his or her recent performance, his or her potential for future responsibility and promotion, retention considerations, the number of unvested equity awards held by the executive officer and a comparison of the equity awards granted to the executive officer against the Market Comparables.

One of the objectives of our equity awards is to encourage executive officer retention by requiring that the awards be earned over a multi-year period. Accordingly, we grant time-based equity awards that generally vest over a period of four years as follows:

•

For stock options, a quarter of the total number of shares issuable under each option vests on the first anniversary of the grant date and the balance of the shares subject to the option vest in equal monthly installments over the next 36 months thereafter; and

•	For restricted stock units, a quarter of the total number of restricted stock units vest on each of the first four anniversaries of the grant date.

In fiscal 2009, the Committee approved the following stock option and restricted stock unit awards to our current executive officers. In particular, Mr. Yeaman’s award reflects his promotion to Chief Executive Officer and Mr. Demo’s award reflects the equity package necessary to recruit him to join the Company as Executive Vice President and Chief Financial Officer. The size of Mr. Haidamus’ restricted stock unit award was in consideration of his then-current equity position and his contributions to the Company. Mr. Rockwell received equity awards in February as part of our annual grant of equity awards to non-executive officers in recognition of his performance and then received additional awards in March in connection with his promotion to his current position.

Executive Officers	Grant Date	Number of Options	Exercise Price	Number of Restricted Stock Units
Kevin Yeaman	03/16/09	121,000	$31.91	30,000
Murray Demo	05/15/09	120,000	$38.64	30,000
Mark Anderson	03/16/09	39,000	$31.91	8,670
Ramzi Haidamus	03/16/09	45,000	$31.91	25,000
Michael Rockwell	02/09/09	30,000	$32.18	6,700
	03/16/09	9,000	$31.91	2,000

Of the 25,000 restricted stock units granted to Mr. Haidmus in March, 7,500 units vest on the first anniversary of the award’s grant date, 7,500 units vest on the second anniversary of the award’s grant date and the remaining 10,000 units vest in accordance with the Company’s standard four year vesting schedule as described above.

Equity-Based Award and Grant Vesting Policy

The Committee has adopted an Equity-Based Award and Grant Vesting Policy (the “Equity Policy”), which applies to all equity awards granted to consultants and employees. The Equity Policy provides that:

•

New hire, promotion and retention awards may only be made once per month on the 15th day of the month. If the 15th day of the month falls on a weekend or holiday, awards may be made on the first business day immediately following the 15th day of the month.

•

Ongoing awards (i.e., other than new hire, promotion and retention awards) may only be made once per fiscal quarter on the third trading day following the date of the earnings release relating to financial results for the prior fiscal quarter.

•

To the extent that a pricing term is applicable to a particular award (e.g., an exercise price for a stock option award), the pricing term will be established by reference to the fair market value of the Company’s Class A Common Stock on the award date as determined in accordance with applicable equity plan provisions.

•

Equity-based award approvals by meeting and by unanimous written consent may precede the award date so long as the approval is effective as of the respective award date. Approvals (by meeting or unanimous written consents) of equity-based awards may never occur after the award date.

Restrictions on Trading Securities

We have an insider trading policy that prohibits, among other things, short sales, hedging of stock ownership positions, and transactions involving derivative securities relating to shares of our Common Stock.

Kevin Yeaman Employment Agreement

In February 2009, Mr. Yeaman was appointed President and Chief Executive Officer effective March 28, 2009. In connection with his appointment as President and Chief Executive Officer of the Company, the Company and Mr. Yeaman entered into an employment agreement dated February 24, 2009. The negotiation of Mr. Yeaman’s agreement was undertaken under the supervision of the Succession Committee, reviewed and recommended for approval by the Committee and approved by the independent members of the Board.

In setting Mr. Yeaman’s compensation, the Committee considered the compensation packages for chief executive officers of comparable companies and approved a compensation package that was commensurate with his new role and responsibilities.

The employment agreement provided for an increase in Mr. Yeaman’s 2009 annual base salary, from $385,000 to $550,000, effective March 28, 2009, an increase in Mr. Yeaman’s annual target percentage under the 2009 Executive Plan from 65% to 77% of his base salary (for future fiscal years Mr. Yeaman’s annual target percentage shall not be less than 85% of his base salary), and the grant of an option to purchase 121,000 shares of the Company’s Class A common stock and the grant of 30,000 restricted stock units. A quarter of the total number of shares subject to this option vest on the first anniversary of the grant date and, thereafter, the balance of the shares subject to the option vest in equal monthly installments over the next 36 months. A quarter of the total number of restricted stock units vest on each of the first four anniversaries of the grant date. The agreement also provides Mr. Yeaman with certain protection in the event of his termination of employment under specified circumstances, including following a change in control of the Company. For a summary of the material terms and conditions of these provisions, see “—Potential Payments Upon Termination or Change in Control.”

Murray Demo Offer Letter

In April 2009, Mr. Demo was appointed Executive Vice President and Chief Financial Officer effective May 4, 2009. The terms and conditions of his employment are set forth in a written offer letter. The negotiation of this offer letter primarily was undertaken by Mr. Yeaman and was reviewed and recommended for approval by the Committee and approved by the Board.

Mr. Demo received a cash bonus of $75,000 as a recruitment inducement to cause him to accept our offer to become our Executive Vice President and Chief Financial Officer during fiscal 2009. The full bonus is repayable to the Company in the event Mr. Demo voluntarily ends his employment within the first twelve months of employment. The Committee believes that this bonus was necessary to recruit Mr. Demo to join the Company in light of Mr. Demo’s compensation expectations based upon his professional experience and previous compensation arrangements, and in light of other potential employment opportunities available to him.

Generally Available Benefits

In fiscal 2009, our executive officers were eligible to participate in our employee stock purchase plan (“ESPP”) and the health and welfare programs that are generally available to our other full-time employees, including medical, dental and vision plans; flexible spending accounts for healthcare and childcare; life, accidental death and dismemberment and disability insurance; and paid time off.

The Company also maintains a tax-qualified 401(k) Plan, which is broadly available to all of our U.S. general employee population. Under the 401(k) Plan, all Company employees are eligible to receive matching contributions and profit-sharing contributions from the Company which together were capped at a maximum of up to $26,510 per participating employee in calendar 2009.

Severance and Change in Control Arrangements

General

Our employee stock plans contain vesting acceleration provisions that may be triggered by a termination of employment by the Company without “cause” or an employee with “good reason” within 12 months following a change in control of the Company or if the equity award is not assumed by the successor entity in connection with a change in control. The vesting acceleration benefits are intended to secure the continued dedication of our employees, including our executive officers, notwithstanding the possibility or occurrence of a change in control.

Existing Severance Agreements

In addition, we entered into severance arrangements with Messrs. Anderson and Yeaman as described under the section entitled “Potential Payments Upon Termination or Change of Control”. We negotiated Mr. Anderson’s arrangement to cause him to leave his former employer and join the Company in 2003. We negotiated Mr. Yeaman’s arrangement to cause him to resign from his former position and accept the position of Chief Executive Officer in 2009. These arrangements are intended to provide these individuals with a certain measure of job security and protection against termination of employment without cause and termination or loss of employment through no fault of their own.

Accounting and Tax Considerations

We generally take into consideration the accounting and tax effect of each element of compensation when establishing the compensation programs, practices and packages for our executive officers and attempt to keep the compensation expense associated with such programs, practices and packages within reasonable levels and an established budget.

Accounting for Equity-Based Awards

We examine the accounting cost associated with equity compensation in light of requirements under Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (formerly known as Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123(R), Share-Based Payment). The Committee considered ASC 718 requirements at the time it decided in fiscal 2008 to transition to a portfolio approach of granting equity awards comprised of a combination of stock options and restricted stock units to certain employees, including our executive officers. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors including stock options and restricted stock units based on the grant date “fair value” of the awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though recipients may never realize any value from their awards. ASC 718 also requires companies to recognize the compensation cost of their stock-based compensation awards in their income statements (net of estimated forfeitures, which are determined based on historical experience) over the period that a recipient is required to render service in exchange for the option or other award.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code (the “Code”) imposes limitations on the deductibility for federal income tax purposes of compensation over $1 million paid to certain executive officers in a taxable year. Compensation above $1 million may only be deducted if it is “performance-based compensation” within the meaning of the Code. Income from options granted under the Company’s stock plans would generally qualify for a deduction under these restrictions so long as the options are granted by a committee whose members are non-employee directors. While generally the annual cash incentive compensation paid to our Chief Executive Officer is intended to qualify as deductible “performance-based compensation” within the meaning of the Code, 2009 Executive Plan compensation paid to our Chief Executive Officer did not qualify because he was promoted more than 90 days after the start of fiscal 2009. In addition, any stock options granted to our named executive officers are granted by the Committee, which is comprised solely of non-employee directors. However, restricted stock units granted to our named executive officers with time-based vesting do not qualify for a deduction under these restrictions. In fiscal 2009 the vesting of restricted stock units for our Chief Executive Officer caused a payment that was subject to the deduction limit and it is likely that the vesting of restricted stock units in the future for our other named executive officers could cause payments that are subject to the deduction limit. The Committee intends to evaluate the effects of the Code and any applicable regulations and the advisability of qualifying its executive officer compensation for deductibility of such compensation. The Committee’s policy is to qualify its executive officer compensation for deductibility under applicable tax laws to the extent practicable.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Compensation Committee

Ted W. Hall, Chairman
Nicholas Donatiello, Jr.
Roger Siboni

Fiscal 2009 Summary Compensation Table

The following narrative, tables and footnotes describe the “total compensation” earned during the fiscal year by all persons serving as our President and Chief Executive Officer in fiscal 2009, all persons serving as our Chief Financial Officer in fiscal 2009 and our three other most highly-compensated persons serving as executive officers at the end of fiscal 2009 (our “Named Executive Officers”). The total compensation presented below does not reflect the actual compensation received by our Named Executive Officers in each fiscal year or the target compensation of our Named Executive Officers in each fiscal year. The actual value realized by our Named Executive Officers in fiscal 2009 from long-term incentives (options and RSUs) is presented in the Option Exercises and Stock Vested at 2009 Fiscal Year-End table in this proxy statement.

The individual components of the total compensation calculation reflected in the Summary Compensation Table are broken out below:

Salary.  Unless otherwise noted, base salary earned during the fiscal year and amounts shown represent 52 weeks of salary and include amounts deferred pursuant to the Company’s 401(k) plan. See “Compensation Discussion and Analysis—Base Salary”.

Bonus.  Amounts shown are cash compensation provided as an additional incentive to attract key talent, as a reward for exceptional performance, and/or as a retention tool.

Stock Awards and Option Awards.  Amounts shown are compensation cost recognized by the Company in the fiscal year for option awards and for fiscal 2008 and fiscal 2009 for RSUs pursuant to Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation (“ASC 718”, formerly known as Statement of Financial Accounting Standards No. 123(R), Share-Based Payment), excluding the effect of estimated forfeitures related to service-based vesting conditions. These compensation costs reflect RSUs granted during fiscal 2008 and fiscal 2009 and options granted during and prior to fiscal 2009. See Notes 4, 4 and 5 to our consolidated financial statements in our 2007, 2008 and 2009 Annual Reports on Form 10-K, respectively, for the assumptions underlying these expenses. Amounts shown do not reflect compensation actually received by the Named Executive Officer. There can be no assurance that RSUs will vest or options will be exercised (in either of which case no value will be realized by the individual) or that the value on vesting or exercise will approximate the compensation expense recognized by the Company. Details about the RSU and option awards made during fiscal 2009 are included in the Grants of Plan-Based Awards in Fiscal 2009 table below. See also “Compensation Discussion and Analysis—Long-Term Equity Incentives” for additional information.

Non-Equity Incentive Plan Compensation.  The amount of Non-Equity Incentive Plan Compensation generally consists of the Dolby Executive Annual Incentive Plan awards earned in the fiscal year. Such awards are based on Dolby’s performance during the fiscal year and are paid in the following fiscal year. For information on these awards See “Compensation Discussion and Analysis—Annual Cash Incentive Compensation” and “Grants of Plan-Based Awards in Fiscal 2009”.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards ($)		Option Awards ($)		Non-Equity Incentive Plan Compensation ($)		All Other Compensation ($)		Total ($)
Kevin Yeaman	2009	460,962	(1)	—		211,152		934,507		443,251		27,738	(2)	2,077,610
President and Chief Executive Officer(1)	2008	360,000		—		54,103		651,437		635,310		26,655	(2)	1,727,505
	2007	353,803		—		—		498,666		321,750		26,207	(2)	1,200,426

Murray Demo	2009	161,539	(3)	75,000	(3)	106,392		180,813		115,507	(3)	318	(4)	639,569
Executive Vice President and Chief Financial Officer(3)

Mark Anderson	2009	351,692		—		108,709		453,638		262,057		27,673	(5)	1,203,769
Executive Vice President, General Counsel and Secretary	2008	335,000		—		46,374		492,432		433,540		26,563	(5)	1,333,909
	2007	329,299		—		—		531,757		250,000		26,116	(5)	1,137,172

Ramzi Haidamus	2009	365,385		—		241,560		502,195		291,175		36,617	(7)	1,436,932
Executive Vice President, Sales and Marketing(6)

Michael Rockwell	2009	344,938		—		42,298		475,862		262,057		27,649	(9)	1,152,804
Executive Vice President, Products and Technologies(8)

Former Interim Executive Officer

Michael Novelly	2009	282,385		20,000	(10)	68,310		130,659		147,488		7,089	(11)	655,931
Former Interim Chief Financial Officer(10)

Former Executive Officer

Bill Jasper	2009	386,266	(12)	—		232,201	(13)	956,755	(14)	—		27,203	(15)	1,602,425
Former President and Chief Executive Officer(12)	2008	650,000		—		115,935		1,819,521	(14)	1,000,025		26,710	(15)	3,612,191
	2007	643,444		—		—		2,489,207	(14)	600,000		26,285	(15)	3,758,936

(1)	Mr. Yeaman was appointed President and Chief Executive Officer effective March 28, 2009. Before this appointment, Mr. Yeaman served as our Executive Vice President and Chief Financial Officer. In connection with his appointment as President and Chief Executive Officer, Mr. Yeaman’s annual base salary for calendar 2009 was increased from $385,000 to $550,000.
(2)	In fiscal 2009, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,228 in life insurance premiums. In fiscal 2008, comprised of $24,800 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,855 in life insurance premiums. In fiscal 2007, comprised of $24,375 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,832 in life insurance premiums.
(3)	Mr. Demo joined the Company on May 4, 2009 and received a sign-on bonus of $75,000. Mr. Demo’s base salary and annual cash incentive compensation reflect a partial year of service.
(4)	In fiscal 2009, comprised $318 in life insurance premiums.
(5)	In fiscal 2009, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,163 in life insurance premiums. In fiscal 2008, comprised of $24,800 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,763 in life insurance premiums. In fiscal 2007, comprised of $24,375 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,741 in life insurance premiums.
(6)	Mr. Haidamus became a Named Executive Officer in fiscal 2009 and was not a Named Executive Officer in previous years.
(7)	In fiscal 2009, comprised of $26,747 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan, $1,159 in life insurance premiums and $8,712 for tax gross-ups with respect to travel in accordance with Company travel policy.
(8)	Mr. Rockwell was promoted to Executive Vice President, Products and Technologies effective March 6, 2009 and was not a Named Executive Officer in previous years.
(9)	In fiscal 2009, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,139 in life insurance premiums.

(10)	Mr. Novelly, our Vice President, Financial Planning and Analysis, acted as our Interim Chief Financial Officer from March 28, 2009 to May 4, 2009 and received a discretionary bonus of $20,000 for his services as Interim Chief Financial Officer during the transition period before Mr. Demo joined the Company.
(11)	In fiscal 2009, comprised of $6,155 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $935 in life insurance premiums.
(12)	Mr. Jasper retired as our President and Chief Executive Officer effective March 28, 2009, but remains a member of the Board. Base salary reflects a partial year of service and includes a prorated Board retainer of $25,000 and $4,000 for Board meeting fees for his service on the Board subsequent to his retirement as President and Chief Executive Officer.
(13)	Includes $52,310 in ASC 718 expense for RSUs granted to Mr. Jasper in fiscal 2009 for his continued service on the Board.
(14)	Includes $15,254, $115,036 and $114,811 in ASC 718 expense in fiscal 2009, 2008 and 2007, respectively, related to options which were transferred to Mr. Jasper’s former spouse pursuant to a domestic relations order.
(15)	In fiscal 2009, comprised of $26,510 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $693 in life insurance premiums. In fiscal 2008, comprised of $24,800 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,910 in life insurance premiums. In fiscal 2007, comprised of $24,375 in employer profit-sharing and matching 401(k) plan contributions under our retirement plan and $1,910 in life insurance premiums.

Grants of Plan-Based Awards in Fiscal 2009

During fiscal 2009, we granted the following plan-based awards to our Named Executive Officers:

1.	2009 Executive Plan grants (annual cash incentive based awards),

2.	Stock Options, and

3.	RSUs.

Information with respect to each of these awards on a grant-by-grant basis is set forth in the table below. For additional information regarding each of these awards, refer to “Executive Compensation—Fiscal 2009 Summary Compensation Table” and “Compensation Discussion and Analysis” above.

Name	Grant Date	Approval Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)		All Other Option Awards: Number of Securities Underlying Options (#)(4)		Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
			Threshold ($)	Target ($)	Maximum ($)
Kevin Yeaman	N/A	N/A	—	423,500	5,000,000	—		—		—	—
	03/16/09	02/24/09	—	—	—	—		121,000		31.91	1,652,642
	03/16/09	02/24/09	—	—	—	30,000		—		—	957,300

Murray Demo(6)	N/A	N/A	—	103,140	5,000,000	—		—		—	—
	05/15/09	04/15/09	—	—	—	—		120,000	(7)	38.64	1,970,052
	05/15/09	04/15/09	—	—	—	30,000		—		—	1,159,200

Mark Anderson	N/A	N/A	—	234,000	5,000,000	—		—		—	—
	03/16/09	02/24/09	—	—	—	—		39,000		31.91	532,670
	03/16/09	02/24/09	—	—	—	8,670		—		—	276,660

Ramzi Haidamus	N/A	N/A	—	260,000	5,000,000	—		—		—	—
	03/16/09	02/24/09	—	—	—	—		45,000		31.91	614,619
	03/16/09	02/24/09	—	—	—	10,000		—		—	319,100
	03/16/09	02/24/09	—	—	—	15,000	(8)	—		—	478,650

Michael Rockwell	N/A	N/A	—	234,000	5,000,000	—		—		—	—
	02/09/09	02/03/09	—	—	—	—		30,000	(9)	32.18	421,194
	02/09/09	02/03/09	—	—	—	6,700	(9)	—		—	215,606
	03/16/09	02/24/09	—	—	—	—		9,000		31.91	122,924
	03/16/09	02/24/09	—	—	—	2,000		—		—	63,820

Michael Novelly(10)	N/A	N/A	—	128,250	5,000,000	—		—		—	—
	02/09/09	02/03/09	—	—	—	—		15,000	(9)	32.18	210,597
	02/09/09	02/03/09	—	—	—	3,300	(9)	—		—	106,194

Bill Jasper	04/15/09	02/24/09	—	—	—	10,000	(11)	—		—	349,300

(1)	Unless otherwise noted, reflects threshold, target and maximum target bonus amounts for fiscal 2009 performance under the 2009 Executive Plan, as described in “Compensation Discussion and Analysis—Annual Cash Incentive Compensation”. The actual bonus amounts were determined by the Compensation Committee in October 2009 and are reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2009 Summary Compensation Table”.
(2)	Excludes threshold, target and maximum target bonus amounts for award granted to and forfeited by Mr. Jasper during fiscal 2009. Mr. Jasper’s target bonus amount was $552,500 with no minimum amount and a $5,000,000 maximum amount.
(3)	Reflects awards of RSUs. Unless otherwise noted, a quarter of the total number of RSUs vests on each of the first four anniversaries of the grant date. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms relating to these awards.
(4)

Reflects options granted under the 2005 Stock Plan, which were granted with an exercise price equal to the closing price of our Common Stock on the date of grant. A quarter of the total number of shares issuable under each option vests on the first anniversary of the grant date and the balance of the shares subject to the option vest in equal monthly installments over the next 36 months thereafter. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms relating to these awards.

(5)	Amounts shown do not reflect compensation actually received by the Named Executive Officer. Amounts shown reflect the grant date fair value of each equity award computed in accordance with ASC 718. See Note 5 to our consolidated financial statements in our 2009 Annual Report on Form 10-K for the assumptions underlying the grant date fair value.
(6)	RSUs and options approved by the Compensation Committee on April 15, 2009 to be effective on May 15, 2009 pursuant to the terms of the Company’s Equity Policy. Mr. Demo’s target bonus amount reflects a partial year of service.
(7)	Options are held in the name of Murray J. Demo as Trustee of the Murray and Marie Demo Family Trust dated May 1, 1996.
(8)	One-half of the total number of RSUs vests on each of the first two anniversaries of the grant date. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms relating to these awards.
(9)	RSUs and options approved by the Compensation Committee on February 3, 2009 to be effective on the third trading day (February 9, 2009) following the date of the first quarter fiscal 2009 earnings release pursuant to the terms of the Company’s Equity Policy.
(10)	Reflects threshold, target and maximum target bonus amounts for fiscal 2009 performance under the 2009 Dolby Annual Incentive Plan (the “2009 Non-Executive Plan”). The Compensation Committee adopted the Non-Executive Plan for eligible employees who are not executive officers of the Company. Each employee’s target payout opportunity was a percentage of the employee’s base pay at fiscal year-end. The 2009 Non-Executive Plan was funded on the same basis as the 2009 Executive Plan. Actual awards paid to eligible employees were based on a combination of their target payout amount, individual performance and 2009 Non-Executive Plan funding. The actual bonus amount was determined by Mr. Novelly’s supervisor, Mr. Demo, in December 2009 and is reflected in the “Non-Equity Incentive Plan Compensation” column of the “Fiscal 2009 Summary Compensation Table”.
(11)	Reflects awards of RSUs for service as a member of the Board. Approved by the Compensation Committee on February 24, 2009 to be effective on April 15, 2009 pursuant to the terms of the Company’s Equity Policy. One-third of the total number of RSUs vests on each of the first three anniversaries of April 15, 2009. See “Potential Payments Upon Termination or Change of Control—Termination or Change of Control Arrangements” for a further description of certain terms relating to these awards.

Outstanding Equity Awards at 2009 Fiscal Year-End

The following table presents information concerning all outstanding equity awards as of the end of fiscal 2009 for each Named Executive Officer.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable(1)		Number of Securities Underlying Unexercised Options (#) Unexercisable(1)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)		Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Kevin Yeaman	—		121,000	(a)	—	31.91	3/16/2019
	8,750	(b)	26,250	(b)	—	48.15	02/05/2018
	30,000	(c)	30,000	(c)	—	28.13	11/14/2016
	52,500	(d)	37,500	(d)	—	16.58	10/24/2015
								30,000	(a)	1,139,700	—	—
								5,250	(b)	199,448	—	—
Murray Demo	—		120,000	(e)	—	38.64	5/15/2019
								30,000	(c)	1,139,700	—	—
Mark Anderson	—		39,000	(f)	—	31.91	3/16/2019
	6,750	(g)	20,250	(g)	—	48.15	02/05/2018
	12,500	(h)	25,000	(h)	—	28.13	11/14/2016
								8,670	(d)	329,373	—	—
								4,500	(e)	170,955	—	—
Ramzi Haidamus	—		45,000	(i)	—	31.91	3/16/2019
	6,750	(j)	20,250	(j)		48.15	2/5/2018
	13,750	(k)	27,500	(k)		28.13	11/14/2016
	—		5,000	(l)		20.38	2/6/2016
								15,000	(f)	569,850	—	—
								10,000	(g)	379,900	—	—
								4,500	(h)	170,955	—	—
Michael Rockwell	—		9,000	(m)	—	31.91	3/16/2019
	—		30,000	(n)	—	32.18	2/9/2019
	20,000	(o)	60,000	(o)	—	47.42	11/15/2017
								2,000	(i)	75,980	—	—
								6,700	(j)	254,533	—	—
Michael Novelly	—		15,000	(p)	—	32.18	2/9/2019
	5,000	(q)	15,000	(q)	—	46.06	5/15/2018
								3,300	(k)	125,367	—	—
								3,375	(l)	128,216	—	—
Bill Jasper	18,750	(r)	56,250	(r)	—	48.15	02/05/2018
	62,500	(s)	62,500	(s)	—	28.13	11/14/2016
	18,000	(t)	—		—	19.20	6/16/2015
	413,284	(u)	—		—	2.08	4/21/2014
								10,000	(m)	379,900
								11,250	(n)	427,388	—	—

(1)	Vesting of the options is subject to acceleration under the circumstances described under “Potential Payments Upon Termination or Change in Control—Termination or Change of Control Arrangements”. The options have a term of ten years, subject to earlier termination in certain events. Unless otherwise indicated in the footnotes below, each option represents a right to purchase shares of the Company’s Class A Common Stock, and vests with respect to a quarter of the total number of shares issuable under the option on each of the first four anniversaries of the grant date, with vesting generally dependant on continued service to the Company. The following footnotes set forth the initial grant dates and total grant amounts for the outstanding option awards:

a.	Option for 121,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.

b.	Option for 35,000 shares granted on February 5, 2008.
c.	Option for 60,000 shares granted on November 14, 2006.
d.	Option for 150,000 shares granted on October 24, 2005; a quarter of the total number of shares issuable under the option vests on each of the first four anniversaries of January 1, 2006.
e.	Option for 120,000 shares granted on May 15, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter. Options are held in the name of Murray J. Demo, as Trustee of the Murray and Marie Demo Family Trust dated May 1, 1996.
f.	Option for 39,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
g.	Option for 27,000 shares granted on February 5, 2008.
h.	Option for 50,000 shares granted on November 14, 2006.
i.	Option for 45,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
j.	Option for 27,000 shares granted on February 5, 2008.
k.	Option for 55,000 shares granted on November 14, 2006.
l.	Option for 20,000 shares granted on February 6, 2006.
m.	Option for 9,000 shares granted on March 16, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
n.	Option for 30,000 shares granted on February 9, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
o.	Option for 80,000 shares granted on November 15, 2007.
p.	Option for 15,000 shares granted on February 9, 2009; a quarter of the total number of shares issuable under the option vests on the first anniversary of the grant date, and the balance of the shares in equal monthly installments over the next 36 months thereafter.
q.	Option for 20,000 shares granted on May 15, 2008.
r.	Option for 75,000 shares granted on February 5, 2008.
s.	Option for 125,000 shares granted on November 14, 2006.
t.	Option for 80,000 shares granted on June 16, 2005; a quarter of the total number of shares issuable under the option vested on each of the first four anniversaries of July 1, 2005. 8,000 shares were transferred to Mr. Jasper’s former spouse pursuant to a domestic relations order, all which have since vested and been exercised.
u.	Option for 900,000 shares of Class B Common Stock granted on April 21, 2004; a quarter of the total number of shares issuable under the option vested on each of the first four anniversaries of April 1, 2004. 45,000 shares were transferred to Mr. Jasper’s former spouse pursuant to a domestic relations order, of which 26,500 have been exercised and 18,500 remain vested and exercisable.

(2)	Unless otherwise indicated in the footnotes below, a quarter of the total number of shares issuable under the RSU grant vests on each of the first four anniversaries of the RSU grant date. Vesting of the RSUs is subject to acceleration under the circumstances described under “Potential Payments Upon Termination or Change in Control—Termination or Change of Control Arrangements”. The following footnotes set forth the initial grant dates and total grant amounts for the outstanding RSU awards:

a.	Award of 30,000 shares granted on March 16, 2009.
b.	Award of 7,000 shares granted on February 5, 2008.
c.	Award of 30,000 shares granted on May 15, 2009.
d.	Award of 8,670 shares granted on March 16, 2009.
e.	Award of 6,000 shares granted on February 5, 2008.
f.	Award of 15,000 shares granted on March 16, 2009; one-half of the total number of shares issuable under the RSU grant vest on each of the first two anniversaries of the RSU grant date.
g.	Award of 10,000 shares granted on March 16, 2009.
h.	Award of 6,000 shares granted on February 5, 2008.
i.	Award of 2,000 shares granted on March 16, 2009.
j.	Award of 6,700 shares granted on February 9, 2009.
k.	Award of 3,300 shares granted on February 9, 2009.
l.	Award of 4,500 shares granted on May 15, 2008.
m.	Award of 10,000 shares granted on April 15, 2009; one-third of the total number of shares issuable under the RSU grant vest on each of the first three anniversaries of the RSU grant date.
n.	Award of 15,000 shares granted on February 5, 2008.

(3)	The values set forth in this column are based on the closing sale price of the Class A Common Stock on September 25, 2009 ($37.99 per share) multiplied by the number of unvested RSUs outstanding at September 25, 2009.

Option Exercises and Stock Vested at 2009 Fiscal Year-End

The following table presents information concerning the aggregate number of shares for which options were exercised and for which shares were acquired on vesting of RSUs during fiscal 2009 by each of the Named Executive Officers. Options have been granted to some of the Named Executive Officers since 2000. Consequently, the value realized by certain of these executives upon exercise of the options was actually earned over a period of up to nine years.

	Option Awards				Stock Awards
Name	Number of Shares Acquired on Exercise (#)		Value Realized on Exercise ($)(1)		Number of Shares Earned on Vesting (#)	Value Realized on Vesting ($)(2)
Kevin Yeaman	30,000		593,600		1,750	52,815
Murray Demo	—		—		—	—
Mark Anderson	10,000		177,053		1,500	45,270
Ramzi Haidamus	10,500		213,190		1,500	45,270
Michael Rockwell	—		—		—	—
Michael Novelly	—		—		1,125	43,470
Bill Jasper	46,000	(3)	694,691	(3)	3,750	113,175

(1)	Value realized on the exercise of stock options equals the difference between the market price of the underlying securities on the date of actual exercise and the exercise price.
(2)	Value realized on the vesting is based on the market price of the underlying securities on the date of vesting multiplied by the number of shares vested.
(3)	Includes 12,000 shares acquired on exercise of options and $274,367 in value realized by Mr. Jasper’s former spouse upon the exercise of options transferred pursuant to a domestic relations order.

Nonqualified Deferred Compensation for Fiscal 2009

The following table presents information concerning nonqualified deferred compensation for each of the Named Executive Officers for fiscal 2009.

Name	Aggregate Earnings in Last FY ($)(1)	Aggregate Balance at Last FYE ($)(2)
Kevin Yeaman	—	—
Murray Demo	—	—
Mark Anderson	—	—
Ramzi Haidamus	—	—
Michael Rockwell	—	—
Michael Novelly	—	—
Bill Jasper(3)	7,673	1,423,384

(1)	None of the earnings in this column are included in the Fiscal 2009 Summary Compensation Table because they were not preferential or above market.
(2)	The aggregate balances in this column include the following amounts which were reported previously as “Other Compensation” in Summary Compensation Tables in prior proxy statements: Bill Jasper—Fiscal 2004: $103,394 in contributions under our senior executive supplemental retirement plan.
(3)	Fifty percent of these amounts are payable to Mr. Jasper’s former spouse pursuant to a domestic relations order. Mr. Jasper retired as our President and Chief Executive Officer during fiscal 2009, but remains a member of the Board. Subsequent to the fiscal 2009 year end, the aggregate balance in Mr. Jasper’s Senior Executive Supplemental Retirement Plan account was distributed in a single lump sum.

The table above is comprised solely of Senior Executive Supplemental Retirement Plan account amounts and excludes balances in 401(k) accounts held by the Named Executive Officers. The 401(k) plan is a qualified plan available to all salaried U.S. Dolby employees.

Senior Executive Supplemental Retirement Plan

We maintain a nonqualified senior executive supplemental retirement plan, which provides supplemental retirement benefits for a select group of executive employees based on contributions we made to the plan and the gains and losses on the investment of those contributions. Distributions from the senior executive supplemental retirement plan are made in a single lump sum, or, at a participant’s election, in up to ten installments. Prior to fiscal 2005 we made annual contributions on behalf of each participant in an amount necessary to fund a hypothetical joint and 50% survivor annuity benefit payable to each participant commencing at age 65. The hypothetical monthly benefit is determined on the basis of an 8% interest rate and a standard mortality table by multiplying (i) 2% of a participant’s projected average annual compensation by (ii) a participant’s total expected years of service with us up to 30 years. A participant’s projected average annual compensation is determined by averaging the participant’s estimated annual compensation over the three consecutive years of service occurring in the participant’s final three plan years preceding attainment of age 65. Each participant is 100% vested in his or her interest in the senior executive supplemental retirement plan at all times. Upon a participant’s termination of service with us for any reason other than death, a participant is entitled to his or her account balance determined as of the valuation date immediately preceding his or her termination date, which amount will be paid in a single lump sum or in up to ten installments. Upon a participant’s death, the participant’s beneficiary will receive all amounts credited to the participant’s account as of the date of death and in a single lump sum. Amounts contributed by us under the senior executive supplemental retirement plan are held in a rabbi trust and a participant’s account will be credited with investment gains and losses based on investments selected by the participant. However, if a participant fails to make an investment election, the trustee of the senior executive supplemental retirement plan may direct such investments. In fiscal 2005, the Board amended and restated the plan to comply with Section 409A of the Code and proposed Internal Revenue Service regulations under Section 409A and terminated the plan. In fiscal 2008, the Board further amended and restated the plan to comply with final regulations under the Code. As a result of the termination of the plan, no additional amounts will be contributed to participants under the plan, but amounts already credited to participants under the plan will remain subject to the terms and conditions of the plan and will continue to be credited with gains and losses based on the gains and losses of investment funds designated by the Company and selected by the participant. Distributions under the plan will be made in the manner and at the time described above without regard to the termination of the plan.

The table below shows the investment options selected by participants in the plan and their annual rate of return for fiscal 2009.

Name of Fund	Rate of Return
Schwab Money Market Fund	0.54	%(1)
T. Rowe Price Growth Stock Fund	0.27	%(2)

(1)	One year rate of return as of September 30, 2009 based upon account statements provided by the administrator of the plan.
(2)	One year rate of return as of September 30, 2009 as reported by T. Rowe Price.

Potential Payments Upon Termination or Change in Control

Termination or Change of Control Arrangements

2005 Stock Plan

Our 2005 Stock Plan provides that in the event of a “change in control,” the successor corporation may assume, substitute an equivalent award, or replace with a cash incentive program each outstanding award under the plan. If there is no assumption, substitution or replacement with a cash incentive program of outstanding awards, such awards will become fully vested and exercisable immediately prior to the change in control unless otherwise determined by the administrator, and the administrator will provide notice to the recipient that he or she has the right to exercise such outstanding awards for a period of 15 days from the date of the notice. The awards will terminate upon the expiration of the 15-day period. Awards made to a non-employee director will become fully vested and exercisable immediately prior to the change in control. Awards made to our employees and consultants will be subject to an accelerated vesting schedule equal to one year of additional vesting for each year of service the employee or consultant provided to us, if such employee or consultant is terminated by us or a successor to us without “cause” or if such employee or consultant resigns for “good reason,” provided that the termination or resignation occurs within the 12 months following our change in control.

Under the 2005 Stock Plan, “Cause” means the termination by the Company of a participant’s service based on such participant’s: (i) refusal or failure to act in accordance with any lawful Company orders; (ii) unfitness or unavailability for service or unsatisfactory performance (other than as a result of disability); (iii) the performance or failure to perform any act in bad faith and to the detriment of the Company; (iv) dishonesty, intentional misconduct or material breach of any agreement with the Company; or (v) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

Under the 2005 Stock Plan, “Good Reason” means the occurrence following a change in control of any of the following events or conditions unless consented to by the participant: (a) certain reductions in the participant’s base salary; or (b) requiring the participant to be based at any place outside a 50-mile radius from the participant’s job location or residence prior to the change in control except for reasonably required business travel.

Employment Agreement with Kevin Yeaman

In connection with Mr. Yeaman’s appointment as President and Chief Executive Officer of the Company, he and the Company entered into an employment agreement, which provides, among other things, that Mr. Yeaman will receive in the event of his termination without cause or resignation for good reason other than in connection with a change of control (as such terms are defined in the employment agreement), and subject to Mr. Yeaman signing and not revoking a release of claims in favor of the Company, (1) a lump-sum payment equal to 150% of his annual base salary, (2) a lump-sum payment equal to a prorated amount of his annual target bonus, (3) accelerated vesting of 50% of his unvested equity awards, and (4) reimbursement for premiums paid for continued health benefits until the earlier of eighteen (18) months from termination or when he becomes covered under similar plans; or in the event of his termination without cause or resignation for good reason in connection with a change of control, and subject to Mr. Yeaman signing and not revoking a release of claims in favor of the Company, (1) a lump-sum payment equal to 200% of his annual base salary, (2) an additional lump sum payment equal to 100% of the target annual incentive for the year of termination, (3) accelerated vesting of 100% of his unvested equity awards, and (4) reimbursement for premiums paid for continued health benefits until the earlier of twenty-four (24) months from termination or when he becomes covered under similar plans. Mr. Yeaman’s calendar 2009 salary at the end of fiscal 2009 was $550,000.

Employment Agreement with Mark Anderson

Mark Anderson, our Executive Vice President, General Counsel and Secretary, executed an offer letter dated October 23, 2003, effective as of November 20, 2003. In the event Mr. Anderson’s employment terminates without cause, he will be entitled to receive severance equal to twelve months of his then current salary at such time of termination and if Mr. Anderson’s employment is terminated without cause or he terminates his employment with good reason, his outstanding stock option awards will vest in full. Mr. Anderson’s calendar 2009 salary at the end of fiscal 2009 was $360,000.

Estimated Payments Upon Termination or Change in Control

The following table provides information concerning the estimated payments and benefits that would be provided in the circumstances described above for each of the Named Executive Officers. Payments and benefits are estimated assuming that the triggering event took place on the last day of fiscal 2009 (September 25, 2009), and the price per share of our Common Stock is the closing price on the NYSE as of that date ($37.99). These benefits are in addition to benefits available generally to salaried employees, such as distributions under the Company’s 401(k) plan, medical benefits, disability benefits and accrued vacation pay. There can be no assurance that a triggering event would produce the same or similar results as those estimated below if such event occurs on any other date or at any other price, of if any other assumption used to estimate potential payments and benefits is not correct.

Name	Type of Benefit	Potential Payments Upon:
		Change in Control without Assumption of Outstanding Options ($)	Voluntary Termination Not for Good Reason or Termination for Cause ($)	Involuntary Termination Other Than For Cause		Voluntary Termination for Good Reason
				Prior to Change in Control ($)	Within 12 Months of Change in Control ($)	Prior to Change in Control ($)	Within 12 Months of Change in Control ($)
Kevin Yeaman	Cash Severance Payments	—	—	973,500	1,523,500	973,500	1,523,500
	Vesting Acceleration(1)	3,173,503	—	1,586,751	3,173,503	1,586,751	3,173,503
	Continued Coverage of Employee Benefits(2)	—	—	39,009	52,012	39,009	52,012
	Total Termination Benefits	3,173,503	—	2,599,260	4,749,015	2,599,260	4,749,015

Murray Demo	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,139,700	—	—	—	—	—
	Total Termination Benefits	1,139,700	—	—	—	—	—

Mark Anderson	Cash Severance Payments	—	—	360,000	360,000	—	—
	Vesting Acceleration(1)	983,948	—	483,620	983,948	483,620	983,948
	Total Termination Benefits	983,948	—	843,620	1,343,948	483,620	983,948

Ramzi Haidamus	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	1,753,505	—	—	1,753,505	—	1,753,505
	Total Termination Benefits	1,753,505	—	—	1,753,505	—	1,753,505

Michael Rockwell	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	559,533	—	—	139,883	—	139,883
	Total Termination Benefits	559,533	—	—	139,883	—	139,883

Michael Novelly	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)	340,733	—	—	95,868	—	95,868
	Total Termination Benefits	340,733	—	—	95,868	—	95,868

Bill Jasper	Cash Severance Payments	—	—	—	—	—	—
	Vesting Acceleration(1)(3)	1,423,538	—	—	1,423,538	—	1,423,538
	Total Termination Benefits	1,423,538	—	—	1,423,538	—	1,423,538

(1)	The values set forth in the table above are based on (i) the excess of the closing sale price of the Class A Common Stock on September 25, 2009 ($37.99 per share) over the exercise price with respect to unvested stock options, and (ii) the closing sale price of the Class A Common Stock on September 25, 2009 ($37.99 per share) in the case of RSUs.
(2)	Assumes continued coverage of health coverage benefits at the same level of coverage provided for at the end of fiscal 2009.
(3)	Pursuant to the 2005 Stock Plan, awards held by Mr. Jasper, an outside director, will vest in full upon a change in control.

Compensation of Directors

The following table provides information concerning the compensation paid by us to each of our non-employee directors for fiscal 2009. Mr. Yeaman, who is an employee, did not receive additional compensation for his service as a director. The director compensation of Mr. Jasper, who previously served as our President and Chief Executive Officer, is disclosed under “Executive Compensation — Fiscal 2009 Summary Compensation Table”.

Name	Fees Earned or Paid in Cash ($)(1)	Stock Awards ($)(2)(3)(4)	Option Awards ($)(2)(4)	Total ($)
Ray Dolby(5)	74,919	—	—	74,919
Nicholas Donatiello, Jr.	42,306	119,085	—	161,391
Peter Gotcher(6)	250,695	579,298	161,881	991,873
Ted W. Hall	91,861	225,553	237,466	554,880
Sanford Robertson	76,000	225,553	72,992	374,545
Roger Siboni(7)	104,000	225,553	72,992	402,545
Avadis Tevanian, Jr.	36,306	119,085	—	155,391

(1)	Generally, consists of meeting attendance fees, annual retainers and, if applicable, committee chair retainers.
(2)	Amounts shown do not reflect compensation actually received by the directors. Amounts shown are compensation cost recognized by the Company in fiscal 2009 for RSU and option awards pursuant to ASC 718, excluding the effects of estimated forfeitures related to service-based vesting conditions. These compensation costs reflect RSUs granted during fiscal 2008 and fiscal 2009 and options granted prior to fiscal 2008. See Note 5 to our consolidated financial statements in our 2009 Annual Report on Form 10-K for the assumptions underlying this expense. There can be no assurance that RSUs or options will vest or options will be exercised (in such cases no value will be realized by the individual) or that the value on vesting or exercise will approximate the compensation expense recognized by the Company.
(3)	In fiscal 2009, our non-employee directors received the following number of RSUs:

Name	Grant Date	Approved Date	Number of RSUs	Grant Date Fair Value($)
Ray Dolby	—	—	—	—
Nicholas Donatiello, Jr.	02/24/2009	02/24/2009	20,000	609,400
Peter Gotcher(6)	02/10/2009	02/10/2009	10,000	315,400
	03/16/2009	02/24/2009	30,000	957,300
Ted W. Hall	02/10/2009	02/10/2009	10,000	315,400
Sanford Robertson	02/10/2009	02/10/2009	10,000	315,400
Roger Siboni	02/10/2009	02/10/2009	10,000	315,400
Avadis Tevanian, Jr.	02/24/2009	02/24/2009	20,000	609,400

(4)	As of September 25, 2009, the aggregate number of shares underlying outstanding options and RSUs for each of our non-employee directors was:

Name	Aggregate Number of Shares Underlying Outstanding Options	Aggregate Number of Shares Underlying RSUs
Ray Dolby	—	—
Nicholas Donatiello, Jr.	—	20,000
Peter Gotcher	42,500	46,667
Ted W. Hall(8)	50,000	16,667
Sanford Robertson	22,501	16,667
Roger Siboni(7)	132,500	16,667
Avadis Tevanian, Jr.	—	20,000

(5)	Fees include $42,308 for Mr. Dolby’s partial year salary as an employee of the Company. Mr. Dolby retired as an employee on March 1, 2009, but remains a member of the Board.
(6)	Fees include $204,167 for Mr. Gotcher’s service as Executive Chairman of the Board of Directors. Stock Awards expense includes $353,745 in ASC 718 expense for 30,000 RSUs granted to Mr. Gotcher for his service as Executive Chairman of the Board of Directors. Option Awards expense includes $88,889 for Mr. Gotcher’s contractual right to a non-statutory stock option as described below under “Compensation of the Executive Chairman of the Board of Directors”. Aggregate Number of Shares Underlying RSUs includes 30,000 RSUs granted to Mr. Gotcher for his service as Executive Chairman of the Board of Directors.
(7)	Includes $6,811 in ASC 718 expense related to options which were transferred to Mr. Siboni’s former spouse pursuant to a domestic relations order. Includes 60,000 options transferred to Mr. Siboni’s former spouse pursuant to a domestic relations order.
(8)	Options are held in the name of Ted W. Hall as Trustee of the Hall 2006 Trust.

Standard Non-Employee Director Compensation Arrangements

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board. The Compensation Committee (the “Committee” for purposes of the Compensation of Directors disclosure), and previously the Outside Director Compensation Committee, periodically conducts a review of director compensation and, if appropriate, approves any changes in the type or amount of compensation.

Cash Compensation

During fiscal 2009, non-employee director annual cash retainer fees were $50,000 and payable in quarterly increments. In addition, the chairman of the Audit Committee received $20,000 for his services as chairman of our Audit Committee and the chairman of the Compensation Committee received $10,000 for his services as chairman of our Compensation Committee, both payable in quarterly increments. We also paid a $1,000 per meeting fee for non-employee director attendance at Board and committee meetings and a $2,000 per meeting fee to Mr. Siboni for his attendance as chairman at meetings of the Succession Committee in lieu of the $1,000 per meeting attendance fee.

Equity Compensation

Prior to the Company’s 2008 Annual Meeting, the Company granted options to non-employee directors. Commencing with the Company’s 2008 Annual Meeting, (i) initial RSU awards to newly appointed non-employee directors are 20,000 shares and (ii) subsequent RSU awards to non-employee directors are 10,000 shares. Immediately following each annual meeting of our stockholders, non-employee directors who have been directors for at least six months automatically receive a subsequent RSU award. One-third of the shares covered by initial or subsequent RSU awards vest on each of the first three anniversaries of the grant date as long as the director continues to serve on the applicable vesting date and all shares covered by initial or subsequent RSU awards will become fully vested and exercisable immediately prior to a change in control of the Company.

Other Arrangements

We reimburse our non-employee directors for reasonable travel, lodging and related expenses in connection with attendance at our Board and committee meetings and Company-related activities. Commencing in fiscal 2009, non-employee directors may elect to participate in our healthcare program (which is a program that does not discriminate in scope, terms or operation, in favor of executive officers or directors), provided that they pay the premiums associated with their (and their eligible dependents’) healthcare coverage.

Compensation of the Executive Chairman of the Board of Directors

Mr. Gotcher entered into a Services Agreement dated February 24, 2009 (the “Services Agreement”) with the Company in connection with his appointment as Executive Chairman of the Board of Directors, effective March 1, 2009. The Services Agreement is effective from March 1, 2009 through March 1, 2011. As Executive Chairman of the Board of Directors, Mr. Gotcher provides overall leadership to the Board, counseling and advises and consults on technologies and markets and such other matters as the Board may request. In consideration for his services as Executive Chairman of the Board of Directors, Mr. Gotcher receives $29,167 per month and on March 16, 2009 was granted 30,000 RSUs, of which 20,000 will vest on March 1, 2010 and the remaining 10,000 will vest on March 1, 2011.

The Services Agreement also provides that Mr. Gotcher is eligible to receive on February 16, 2010 a grant of a nonstatutory stock option to purchase a number of shares of the Company’s Class A Common Stock in an amount equal to between $100,000 and $300,000 in Black-Scholes value as of the date of grant. The size of the grant shall be determined by the Committee in the second quarter of fiscal 2010, prior to February 16, 2010, and shall be based on the Committee’s assessment of Mr. Gotcher’s achievement of performance goals relating to leadership, counseling and technology consulting. Mr. Gotcher also is eligible to receive on February 15, 2011 a grant of a nonstatutory stock option to purchase a number of shares of the Company’s Class A Common Stock in an amount equal to between $100,000 and $300,000 in Black-Scholes value as of the date of grant. The size of the grant shall be determined by the Committee in the second quarter of fiscal 2011, prior to February 15, 2011, and shall be based on the Committee’s assessment of Mr. Gotcher’s achievement of certain performance goals which are expected to be adopted in the second quarter of fiscal 2010. Each of these stock options will become fifty percent vested on the respective dates of the grants and the remaining fifty percent will fully vest on the first anniversary of the respective dates of the grants. The stock options shall have exercise prices equal to the closing stock price of the Company’s Class A Common Stock on the respective dates of grants.

In exchange for his compensation as Executive Chairman of the Board of Directors, Mr. Gotcher declined and waived any right to receive during the period of his Services Agreement the compensation paid by the Company to its non-employee members of the Board described in the Standard Non-Employee Director Compensation Arrangements above.

Equity Compensation Plan Information

The following table sets forth information regarding outstanding options and RSUs and shares reserved for future issuance under our equity compensation plans as of September 25, 2009.

Plan Category	Class of Common Stock	Number of securities to be issued upon exercise of outstanding options, warrants and rights		Weighted-average exercise price of outstanding options, warrants and rights		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
		(a)		(b)		(c)
Equity compensation plans approved by security holders(1)	Class A	5,407,594	(2)	$28.30	(3)	5,371,547	(4)
	Class B	1,758,917		$1.82		516,136	(5)

Equity compensation plans not approved by security holders	Class A	—		—		—
	Class B	—		—		—

Total	Class A	5,407,594	(2)	$28.30	(3)	5,371,547	(4)
	Class B	1,758,917		$1.82		516,136	(5)

(1)	Consists of the 2000 Stock Incentive Plan, 2005 Stock Plan and ESPP.
(2)	Excludes 44,434 shares that were issued at the end of the most recent ESPP purchase period, which began on May 18, 2009 and ended on November 16, 2009, after the end of our 2009 fiscal year. Includes 613,113 shares issuable upon vesting of outstanding RSUs granted under the 2005 Stock Plan.
(3)	RSUs do not have an exercise price and therefore are not included in the calculation of the weighted average exercise price.
(4)	Includes 699,816 shares available for issuance under the ESPP at the end of our 2009 fiscal year, including the 44,434 shares described in Note 2 above.
(5)	Consists of 516,136 shares available for issuance under the 2000 Stock Incentive Plan. Our Board decided not to grant any additional options under the 2000 Stock Incentive Plan following the completion of our initial public offering on February 17, 2005.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

This report shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Exchange Act, except to the extent the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

The Audit Committee is comprised of three directors, each of whom qualifies as “independent” under the current listing requirements of the NYSE. The current members of the Audit Committee are Ted W. Hall, Sanford Robertson and Roger Siboni. The Audit Committee acts pursuant to a written charter.

In performing its functions, the Audit Committee acts in an oversight capacity and relies on the work and assurances of (i) the Company’s management, which has the primary responsibility for financial statements and reports and the Company’s internal controls, and (ii) the Company’s independent registered public accounting firm, KPMG LLP, which, in its report, expresses an opinion on the conformity of the Company’s annual financial statements with accounting principles generally accepted in the United States. It is not the duty of the Audit Committee to plan or conduct audits, to determine that the Company’s financial statements are complete and accurate and are in accordance with generally accepted accounting principles, or to assess the Company’s internal control over financial reporting.

Within this framework, the Audit Committee has reviewed and discussed with management the Company’s audited financial statements as of and for the fiscal year ended September 25, 2009 and the Company’s internal control over financial reporting. The Audit Committee also has discussed with KPMG LLP the matters required to be discussed by Statement on Auditing Standards No. 114, as adopted by the Public Company Accounting Oversight Board. In addition, the Audit Committee has received the written disclosures and letter from KPMG LLP required by applicable requirements of the Public Company Accounting Oversight Board regarding KPMG LLP’s communications with the Audit Committee concerning independence, and has discussed with KPMG LLP, the independence of that firm and has considered whether the provision of non-audit services was compatible with maintaining the independence of that firm.

Based upon these reviews and discussions, the Audit Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for fiscal 2009.

Audit Committee

Roger Siboni, Chairman

Ted W. Hall

Sanford Robertson

PROPOSAL 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee has appointed the firm of KPMG LLP as the Company’s independent registered public accounting firm for fiscal 2010. Representatives of KPMG LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement, if they desire to do so, and will be available to respond to appropriate questions.

Principal Accounting Fees and Services

The following table sets forth the aggregate fees billed or expected to be billed by KPMG LLP for audit and other services rendered.

	Fiscal Years Ended
	2009	2008
Audit Fees(1)	$2,766,125	$2,716,465
Audit-Related Fees(2)	—	$420,903
Tax Fees(3)	—	—
All Other Fees(4)	$148,877	$89,112

	$2,915,002	$3,226,480

(1)	Audit fees consist of fees incurred or expected to be incurred for professional services rendered for the audit of our annual consolidated financial statements, the audit of the effectiveness of our internal control over financial reporting, review of our quarterly consolidated financial statements and foreign statutory audits and services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.
(2)	Audit-related fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not reported under “Audit Fees”. In fiscal 2008, audit-related fees consist of due diligence services provided by KPMG LLP relating to the acquisition of Coding Technologies.
(3)	The Company generally does not engage KPMG LLP for tax services.
(4)	In fiscal 2008, all other fees consist of fees billed in connection with audits of our licensees. In fiscal 2009, all other fees consist of fees billed in connection with audits of our licensees and assessment of our enterprise resource planning system upgrade.

The Audit Committee considered whether the provision of services other than audit services is compatible with maintaining KPMG LLP’s independence.

Pre-Approval Policies and Procedures

The Audit Committee has established a policy to pre-approve all audit and permissible non-audit services provided by the Company’s independent registered public accounting firm. The Audit Committee also has delegated authority to the chairman of the Audit Committee to approve (i) non-audit related services to be provided by the Company’s principal registered public accounting firm, and (ii) statutory audit services to be provided by the Company’s principal registered public accounting firm or other auditors.

All services and fees provided to the Company by KPMG LLP in fiscal 2009 and fiscal 2008 were pre-approved by the Audit Committee.

Required Vote

Ratification requires the affirmative vote of a majority of the voting power of the shares present and entitled to vote on Proposal 2 at the Annual Meeting in person or by proxy. Stockholder ratification of the selection of KPMG LLP as the Company’s independent registered public accounting firm is not required by the Company’s Bylaws or otherwise. However, the Board is submitting the selection of KPMG LLP to the stockholders for ratification as a matter of corporate practice. If the stockholders fail to ratify the selection, the Audit Committee will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the best interests of the Company and its stockholders.

The Board recommends a vote “FOR” ratification of KPMG LLP as the Company’s independent registered public accounting firm.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires the Company’s executive officers and directors and persons who beneficially own more than 10% of the Company’s Class A Common Stock (collectively, “Reporting Persons”) to file reports of beneficial ownership and changes in beneficial ownership with the SEC. Reporting Persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file. Based solely on our review of such reports received or written representations from certain Reporting Persons, the Company believes that during fiscal 2009 all Reporting Persons complied with all applicable reporting requirements.

ANNUAL REPORT

Our financial statements for fiscal 2009 are included in our 2009 Annual Report to Stockholders, which we are providing to our stockholders at the same time as this Proxy Statement. Our Annual Report and this Proxy Statement are also posted on our web site at http://investor.dolby.com/annuals.cfm. If you have not received or do not have access to the Annual Report, please submit a written request to our Investor Relations Department. The written request should be sent to: Investor Relations Department, Dolby Laboratories, Inc., 100 Potrero Avenue, San Francisco, CA 94103-4813.

Whether you intend to be present at the Annual Meeting or not, we urge you to vote by using the internet or telephone, or signing and mailing the enclosed proxy promptly.

By order of the Board of Directors.

Kevin Yeaman

President and Chief Executive Officer

December 24, 2009

	000004	000000000.000000 ext	000000000.000000 ext
MR A SAMPLE		000000000.000000 ext	000000000.000000 ext
DESIGNATION (IF ANY)		000000000.000000 ext	000000000.000000 ext
ADD 1 ADD 2		Electronic Voting Instructions
ADD 3		You can vote by Internet or telephone!
ADD 4		Available 24 hours a day, 7 days a week!
ADD 5 ADD 6		Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on February 9, 2010.
Vote by Internet
• Log on to the Internet and go to www.investorvote.com/dlb

• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒		• Follow the instructions provided by the recorded message.

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

A	Proposals —	The Board of Directors recommends a vote FOR the election of the nominees listed in item 1 and FOR the proposal listed in item 2.

+

1. Election of Directors:	For	Withhold		For	Withhold		For	Withhold

01 - Ray Dolby	☐	☐	02 - Kevin Yeaman	☐	☐	03 - Peter Gotcher	☐	☐

04 - Nicholas Donatiello, Jr.	☐	☐	05 - Ted W. Hall	☐	☐	06 - Bill Jasper	☐	☐

07 - Sanford Robertson	☐	☐	08 - Roger Siboni	☐	☐	09 - Avadis Tevanian, Jr.	☐	☐

	For	Against	Abstain

2. To ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 24, 2010.	☐	☐	☐	3. In their discretion, upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

B	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

NOTE: Please sign your name(s) EXACTLY as your name(s) appear(s) on this proxy. All joint holders must sign. When signing as attorney, trustee, executor, administrator, guardian or corporate officer, please provide your FULL title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /
	C 1234567890 JNT 1 U P X 0 2 3 7 5 1 1	MR A SAMPLE (THIS AREA’S SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

Ú IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. Ú

Proxy — Dolby Laboratories, Inc.

For Annual Meeting – February 9, 2010

Kevin Yeaman and Mark Anderson, or either of them, each with the power of substitution, are hereby authorized to represent as proxies and vote with respect to the proposals set forth on the reverse side and in the discretion of such proxies on all other matters that may be properly presented for action all shares of stock of Dolby Laboratories, Inc. (the “Company”) the undersigned is entitled to vote at the Annual Meeting of Stockholders of the Company to be held at 10:30 a.m., Pacific Standard Time, at the executive offices of Dolby Laboratories, Inc. located at 100 Potrero Avenue, San Francisco, CA 94103-4813, or any postponement, adjournment or continuation thereof, and instructs said proxies to vote as follows:

Shares represented by this proxy will be voted as directed by the stockholder. If no such directions are indicated, the proxies will have the authority to vote FOR the election of the nominees listed in item 1 and FOR the proposal listed in item 2, and in accordance with the discretion of the proxies on any other matters as may properly come before the annual meeting.